[Execution Form]

EXHIBIT 6.1(B)

PURCHASE AND SALE AGREEMENT

by and between

CENTRAL MISSISSIPPI GENERATING COMPANY, LLC

and

ATTALA TRANSMISSION LLC

Dated as of March 16, 2005

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(continued)

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(continued)

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EXHIBITS AND SCHEDULES

Item	Description

Exhibit A	Form of Bill of Sale

Exhibit B	Form of Deed

Exhibit C	Form of Letter of Credit

Exhibit D	Form of Purchaser Parent Guaranty

Schedule 1.1A	Certain Permitted Encumbrances

Schedule 1.1B	Purchaser’s Required Consents

Schedule 1.1C	Purchaser’s Required Regulatory Approvals

Schedule 2.1	Transmission Assets

Schedule 4.4	Compliance With Laws

Schedule 4.6	Litigation

Schedule 4.8	Transmission Real Property

Schedule 4.9	Condition of Transmission Assets; Defects

Schedule 4.11	Environmental Matters

Schedule 4.15	Seller’s Required Consents and Seller’s Required Regulatory Approvals

Schedule 4.14	Certain Changes Since Seller’s Acquisition of Project

Schedule 5.5	Purchaser Litigation

Schedule 6.4	Exceptions to Conduct Pending Closing

Schedule 8.7	Certain Title Insurance Exceptions

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PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT, dated as of March 16, 2005, is made and entered into by and between Central Mississippi Generating Company, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Seller”), and Attala Transmission LLC, a limited liability company organized and existing under the laws of the State of Louisiana (“Purchaser”).

RECITALS

     A. Seller owns the Transmission Assets (as defined in Section 2.1).

     B. Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s right, title and interest in and to the Transmission Assets on the terms and subject to the conditions hereinafter set forth.

     C. Seller and Purchaser are entering into this Agreement to evidence their respective duties, obligations and responsibilities in respect of the purchase and sale and related transactions contemplated by this Agreement and the Ancillary Agreements as defined in Article 1 (the “Transactions”).

     NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

     Section 1.1 Certain Defined Terms. The following terms when used in this Agreement (or in the Schedules and Exhibits to this Agreement) with initial letters capitalized have the meanings set forth below:

     “Adjustment Sections” has the meaning set forth in Section 3.3.

     “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     “Agreement” means this Purchase and Sale Agreement, together with the Schedules and Exhibits hereto.

     “Ancillary Agreements” means (i) the Bill of Sale, (ii) the Deed, (iii) any additional agreements and instruments of sale, transfer, conveyance, assignment and assumption that may be executed and delivered by any Party at the Closing, (v) the Letter of Credit, (vi) the Purchaser Parent Guaranty and (vii) the Facility Purchase Agreement.

     “Asserted Purchaser Claims” has the meaning set forth in Section 3.8.

     “Bankrupt” means, with respect to any entity, such entity (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it, (ii) makes an assignment or any general arrangement for the benefit of creditors, (iii) otherwise becomes bankrupt or insolvent (however evidenced), (iv) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (v) is generally unable to pay its debts as they fall due.

     “Bill of Sale” means a Bill of Sale, substantially in the form of Exhibit B, to be executed and delivered by Seller at the Closing.

     “Business” means the business of operating the Project and generating, selling and delivering electric energy and providing Other Associated Electric Products from the Project.

     “Business Day” means any day on which Federal Reserve member banks in New York, New York are open for business; and a Business Day shall commence at 8:00 a.m. and close at 5:00 p.m., local time, at the location of the applicable Party’s principal place of business, or at such other location as the context may require.

     “Closing” has the meaning set forth in Section 3.1.

     “Closing Date” has the meaning set forth in Section 3.1.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Commercially Reasonable Efforts” means efforts which are reasonably within or should have been reasonably within the contemplation of the Parties on the Effective Date and which do not require the performing Party to expend funds or incur obligations other than expenditures and obligations which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement.

     “Confidentiality Agreement” means that certain letter agreement, dated as of November 11, 2004 between Facility Purchaser, Purchaser and Seller.

     “Damaged Portion” has the meaning set forth in Section 6.8(b).

     “Deed” means one or more special warranty Deeds, substantially in the form of Exhibit C, conveying Transmission Real Property included in the Transmission Assets, free and clear of all Encumbrances other than Permitted Encumbrances, with legal descriptions suitable for conveyance of such Transmission Real Property of record, to be executed and delivered by Seller at the Closing.

     “Dispute” shall have the meaning set forth in Section 11.8.

     “Effective Date” means the date on which this Agreement has been executed and delivered by Seller and Purchaser.

     “Electric Interconnection Facilities” means all structures, facilities, equipment, auxiliary equipment, devices and apparatus directly or indirectly required or installed to interconnect and deliver electric energy from the Project to the applicable delivery points and including, electric transmission and/or distribution lines, transformation, switching, electric metering equipment, any other metering equipment, communications equipment, and safety equipment, including, but not limited to, equipment required to protect (i) the electrical system to which the Project is connected and its customers from faults occurring at the Project and (ii) the Project from faults occurring on the electrical system to which the Project is connected or on other electrical systems to which such electrical system is directly or indirectly connected.

     “Encumbrances” means any and all mortgages, pledges, claims, liens, security interests, options, warrants, purchase rights, conditional and installment sales agreements, easements, activity and use restrictions and limitations, exceptions, rights-of-way, deed restrictions, defects or imperfections of title, encumbrances and charges of any kind.

     “Environment” means the environment, including without limitation, any of the following media and any living organism or systems supported by any such media: (a) land, including surface land, sub-surface strata, sea bed and riverbed under water (as defined in clause (b) hereof) and any natural or man-made structures; (b) water, including coastal and inland waters, navigable waters, surface waters, ground waters, drinking water supplies and waters in drains and sewers, surface and sub-surface strata; and (c) air, including indoor and outdoor air and air within buildings and other man-made or natural structure above or below ground.

     “Environmental Assessment” means an environmental site assessment with respect to the Transmission Assets (including the Transmission Real Property), prepared by the Environmental Consultant and performed in compliance with standard ASTM E1527-00 or any such other measures as required by EPA regulation to meet the “all appropriate inquiry” standard of CERCLA § 101 in form and substance satisfactory to Purchaser, in Purchaser’s sole discretion. A copy of the initial Environmental Assessment, dated February 2005, prepared by the Environmental Consultant, has been supplied to Seller by Purchaser. If, in its discretion, Purchaser elects to conduct a final Environmental Assessment, the same shall be completed by Purchaser at its sole cost and expense not later than sixty (60) days in advance of the Closing Date.

     “Environmental Claim” means, without limitation, any pending or threatened written notice, claim, demand or other communication by any Person alleging or asserting a Party’s or any other Person’s actual or potential liability for investigation, response, investigation costs, cleanup costs, compliance costs, enforcement costs, response costs, suits (whether in law or in equity), defense costs, capital expenditures (whether incurred to construct, alter, replace or modify any of the Transmission Assets as necessary for a Party to perform its obligations under this Agreement or otherwise) or the funding necessary therefor, actual damages, consequential damages, punitive damages, claims for contribution or indemnity, damages to natural resources or other property, personal injuries (including those arising from or related to toxic torts), fines or penalties, based on or resulting from, in whole or in part: (a) the presence or Release of any Hazardous Substances at any location, whether or not on property owned by such Person; (b) circumstances forming the basis of any violation or alleged violation of or legal obligation or liability pursuant to any Environmental Law; or (c) claims for Remediation or costs associated with Remediation.

     “Environmental Condition” means the presence or Release of a Hazardous Substance in the Environment with the respect to the Transmission Assets (including the Transmission Real Property) (wherever migrating) for which there is an obligation under Environmental Law to engage in any monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, reporting, response or restorative work, or concerning which a Governmental Authority with jurisdiction over such matter has required or may require the foregoing activities under Environment Laws.

     “Environmental Consultant” means Providence Engineering and Environmental Group, LLC, or such other recognized environmental consulting firm as shall be retained by Purchaser.

     “Environmental Law” means any federal, state and local statutes, regulations, rules, ordinances, codes, decrees, judgments and judicial or administrative orders or common law relating to pollution or protection of the Environment or natural resources, including, without limitation, laws relating to Releases of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport, disposal or handling of Hazardous Substances, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. § 1201 et seq.; any similar laws of the State of Mississippi or of any other Governmental Authority having jurisdiction over the Transmission Assets (including the Transmission Real Property).

     “Environmental Liability” means any Environmental Losses which (i) arise under or relate to any Environmental Condition or Environmental Claim, or (ii) are attributable to actions occurring or conditions existing on or prior to the Closing Date in violation of any Environmental Laws.

     “Environmental Loss” means, without limitation, all liabilities, losses, claims, debts, assessments, deficiencies, charges, demands, fines, penalties, costs, expenses, damages, natural resource damages, reasonable fees and disbursements of counsel, costs of Remediation, liens or other claims against property or improvements thereon for work, labor or services performed with respect thereto or other obligations of any kind, character or description (whether absolute, contingent, matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise) and expressly including those related to an indemnified Party’s own negligence, pertaining or relating directly or indirectly, in whole or in part, to an Environmental Claim or Environmental Condition.

     “Environmental Permit” means any federal, state or local Permit under or in connection with any Environmental Law, and includes without limitation any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law relating to the Transmission Assets (including the Transmission Real Property).

     “Estimated Closing Adjustment” has the meaning set forth in Section 3.5(a).

     “Estimated Closing Statement” has the meaning set forth in Section 3.5(a).

     “Expiration Date” means the date of the three year anniversary of this Agreement, as such date may be extended pursuant to Sections 6.7 or 6.12.

     “Facility Purchaser” means Entergy Mississippi, Inc., a Mississippi corporation.

     “Facility Purchase Agreement” means that certain Purchase and Sale Agreement dated as of the date hereof by and between Seller and Facility Purchaser.

     “FERC” means the Federal Energy Regulatory Commission as established by the Department of Energy Organization Act of 1977, 42 U.S.C. §7171, or its regulatory successor, as applicable.

     “Final Allocation” has the meaning set forth in Section 3.7.

     “Final Closing Adjustment” has the meaning set forth in Section 3.5.

     “GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

     “Gas Interconnection Facilities” means all structures, pipelines, facilities, equipment, auxiliary equipment, devices and apparatus directly or indirectly required or installed to interconnect and deliver natural gas from the applicable delivery points for natural gas from the TETCO pipeline to the Project’s electric generation units.

     “Good Utility Practices” means those practices, methods and acts engaged in or approved by a significant portion of the electric utility and power generation industry within the SERC region during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment by a prudent electric utility in light of the facts known at the time a decision is made, could have been expected to accomplish a desired result at reasonable cost consistent with good business practices, reliability, safety and expedition and in compliance with Law. Good Utility Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of others, but rather to those practices, methods and acts generally accepted or approved by a significant portion of the electric utility industry in the SERC region, during the relevant time period, as described in the immediately preceding sentence.

     “Governmental Authority” means any federal, state, local, foreign or other governmental subdivision, regulatory or administrative agency, commission, body, court or tribunal or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Tax authority or power over the matters specified or if such matters are not specified over Seller, Purchaser, the Project, the Project Site, the Transactions or any related matter.

     “Hazardous Substances” means (a) any chemicals, materials, substances or wastes which are defined or regulated as “hazardous substances,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “hazardous wastes,” “extremely hazardous wastes” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “toxic air pollutants,” “pollutants,” “contaminants” or words of similar meaning and regulatory effect, including without limitation as the foregoing may be defined under any Environmental Law and (b) any other chemicals, materials, wastes or substances, the exposure to or treatment, storage, transportation, use, disposal or Release of which is prohibited, limited or regulated by any Environmental Law.

     “Income Tax” means any Tax imposed by any Governmental Authority (i) based upon, measured by or calculated with respect to gross or net income, profits or receipts (including municipal gross receipt Taxes, capital gains Taxes and minimum Taxes) or (ii) based upon, measured by or calculated with respect to multiple bases (including corporate franchise Taxes) if one or more of such bases is described in clause (i), in each case together with any interest, penalties or additions attributable to such Tax.

     “Indemnitee” has the meaning set forth in Section 7.3.

     “Indemnitor” has the meaning set forth in Section 7.3.

     “Independent Accounting Firm” means such nationally recognized, independent accounting firm as is mutually appointed by Seller and Purchaser for purposes of this Agreement.

     “Independent Contractor” means any Person (with the exception of attorneys and accountants) working at, or providing services or consulting in any capacity or manner for or related to the Project, and who is considered under applicable law or by Seller as an independent contractor, agent or consultant, including NAES, R.W. Beck and Kelson Attala.

     “Initial Purchase Price” has the meaning set forth in Section 3.2.

     “Interconnection Facilities” means all Electric Interconnection Facilities and Gas Interconnection Facilities.

     “Kelson Attala” means Kelson Attala, LLC.

     “Knowledge” or similar terms used in this Agreement with respect to a Party means:

     (a) in the case of Seller, the extent of the knowledge, as of the Effective Date (or, with respect to (i) the certificate delivered pursuant to Section 8.5, as of the date of delivery of the certificate and (ii) the matters set forth in Sections 6.3(a) and 11.14(c), as of the date that such knowledge is acquired), of David Patton after his due inquiry with Edward Burrell, Tom Corlett, Michael Chapman and Eric Emerson and, with respect to the matters in Sections 4.4 and 4.6, after his due inquiry with appropriate representatives of Greenberg Traurig, LLP, Kelson Attala and NAES; and

     (b) in the case of Purchaser, the extent of the knowledge, as of the Effective Date (or, with respect to (i) the certificate delivered pursuant to Section 9.5, as of the date of delivery of the certificate and (ii) the matters set forth in Sections 6.3(c) and 11.14(c), as of the date that such knowledge is acquired), of Samuel H. Charlton, III, after his due inquiry of those persons employed by Cleco Corporation who have been involved with the Purchaser Transactions and who would reasonably be expected to have knowledge of the subject matter involved.

     For purposes of this definition, an individual shall be deemed to have “knowledge” of a particular fact, circumstance or other matter if such individual is or at any time was actually aware of such fact, circumstance or other matter.

     “Laws” means all statutes, rules, regulations, ordinances, orders and codes of any and all Governmental Authorities.

     “Letter of Credit” has the meaning set forth in Section 3.8.

     “Losses” has the meaning set forth in Section 7.1(a).

     “Material Adverse Effect” with respect to Seller, means any occurrence set forth in clause (a) or clause (b) of this definition, and with respect to Purchaser, means any occurrence set forth in clause (a) of this definition: (a) any event, circumstance or condition materially impairing such Party’s authority, right, or ability to perform its obligations under this Agreement or any Ancillary Agreement or to consummate the Transactions; or (b) any change (or changes taken together) in, or effect on, the Transmission Assets that is materially adverse to the operations or physical condition of the Transmission Assets including any change (or changes taken together) or effect related to the Transmission Assets that causes or could reasonably be expected to cause a diminution in value of the Transmission Assets of $100,000 or more in the aggregate; provided that in no event shall the term Material Adverse Effect include: (1) any changes in national or regional or electric industry economic conditions generally affecting the national or regional electric industry as a whole, (2) any changes in the price of natural gas generally prevailing in the SERC Region, (3) any changes in the price of real estate generally prevailing in the SERC Region, or (4) any changes in the price of electric transmission assets generally prevailing in the SERC region.

     “NAES” means North American Energy Services Company.

     “Notice of Claim” has the meaning set forth in Section 7.3.

     “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

     “Other Associated Electric Products” means all of the services and products associated with capabilities or operational attributes or regulatory treatment of a generating unit, including but not limited to the capability to provide ancillary services, reserves, operational functions (e.g., black start capability), receipt or allocation or emissions allowances and other services and products.

     “Party” means Seller or Purchaser, as the context requires; “Parties” means, collectively, Seller and Purchaser.

     “Permits” means permits, registrations, licenses, franchises, certificates and other consents, approvals and authorizations of Governmental Authorities to the extent related to the Project or the Business.

     “Permitted Encumbrances” means (i) liens for Property Taxes and other governmental charges and assessments which are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings on the date hereof and described in Part I of Schedule 1.1A, (ii) all exceptions, restrictions, easements, charges, rights-of-way and nonmonetary Encumbrances which are listed in Part II of Schedule 1.1A, (iii) mechanics’, materialmen’s, laborers’, carriers’, workers’, repairers’ and other similar liens arising in the ordinary course of business for sums not yet due and payable, so long as the amount of any such sum in respect of which any such lien shall have arisen does not exceed (A) in the case of the Effective Date, $50,000, individually, and $250,000 for all such sums, in the aggregate, and (B) in the case of the Closing Date, $0 in the aggregate, and (iv) Encumbrances with respect to any of the Transmission Assets and created by or resulting from the acts or omissions of Purchaser.

     “Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, any Governmental Authority or any other entity.

     “Predecessor-in-Interest” means any predecessor-in-interest with respect to the Project, including Attala Generating Company, LLC (formerly known as Duke Energy Attala LLC), VCC Attala OL LLC and TCC Attala OL LLC, and each of their respective Affiliates and Independent Contractors.

     “Preliminary Title Commitment” means the Preliminary Title Commitment of the Title Insurer, dated March 9, 2005 and issued in the name of Seller, true, correct and complete copies of which have been delivered to Purchaser prior to the Effective Date.

     “Project” means the natural gas fueled electrical generation plant consisting of two General Electric 7241FA combustion turbine generator sets, two ALSTOM triple-pressure level heat recovery steam generators fitted with selective catalytic reduction, and a condensing General Electric steam turbine generator located in Attala County, Mississippi, together with all related assets and properties, real, personal and mixed, and interests therein (to the extent of

Seller’s interest), including ancillary equipment, Interconnection Facilities and Protective Apparatus and any additions thereto or replacements thereof.

     “Project Insurance Policies” means all insurance policies carried by or for the benefit of Seller or with respect to the ownership, operation or maintenance of the Project or the Business, including all liability, property damage, self insurance arrangements, retrospective assessments and business interruption policies in respect thereof.

     “Project Site” means (a) the Transmission Real Property, and (b) the “Owned Real Property” and the “Leased Real Property” under and as such terms are defined in the Facility Purchase Agreement.

     “Property Tax” means any Tax resulting from and relating to the assessment of real or personal property by any Governmental Authority.

     “Protective Apparatus” means such equipment and apparatus, including but not limited to protective relays, circuit breakers and the like, necessary or appropriate to isolate the Project from the electrical system to which they are connected consistent with Good Utility Practices.

     “Purchase Price” has the meaning set forth in Section 3.3.

     “Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

     “Purchaser Claims” has the meaning set forth in Section 7.1(a).

     “Purchaser Group” has the meaning set forth in Section 7.1(a).

     “Purchaser Parent” means Cleco Corporation.

     “Purchaser Parent Guaranty” means a Guaranty Agreement in the form attached hereto as Exhibit D, executed and delivered as of the Effective Date, pursuant to which Purchaser Parent guarantees in favor of Seller all of the obligations of Purchaser hereunder.

     “Purchaser Transactions” means the Transactions regarding the Transmission Assets to which the Purchaser is a Party.

     “Purchaser’s Required Consents” means the notices to or the consents, waivers or releases of any Person other than a Governmental Authority required by Purchaser to be made or obtained by or on behalf of Purchaser prior to consummation of the Purchaser Transactions, including the notices, consents, waivers or releases specified in Schedule 1.1B.

     “Purchaser’s Required Regulatory Approvals” means the notices to, filings with or approvals, statements, waivers, consents or authorizations of or from any Governmental Authority of competent jurisdiction over any of the Parties, any other Affiliates of Purchaser or the Project that are required (a) for Purchaser to consummate the Purchaser Transactions, including those specified in Part I of Schedule 1.1C or (b) to be made or obtained by or on behalf of Purchaser with respect to the Transactions (or for the provision of services by the Purchaser to the Facility Purchaser using the Transmission Assets), including those specified in Part I of Schedule 1.1C.

     “Release” shall have the meaning set forth in the Laws referred to in the definition of Environmental Laws herein, but also shall include without limitation any threatened Release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, allowing to escape or migrate into or through the Environment or the Transmission Real Property of any Hazardous Substance. The term “Released” shall have a corresponding meaning.

     “Remediation” means any action of any kind to address an Environmental Condition, or the Release or the presence of Hazardous Substances in the Environment at the Transmission Real Property or any Transmission Assets, including the following: (i) monitoring, investigation, assessment, treatment, cleanup, containment, remediation, removal, mitigation, response or restoration work; (ii) obtaining any Permits necessary to conduct any such work; (iii) preparing and implementing any plans or studies for such work; (iv) obtaining a written notice from a Governmental Authority with jurisdiction under applicable Environmental Laws that no material additional work is required by such Governmental Authority; (v) any response to, or preparation for, any inquiry, order, hearing or other proceeding by or before any Governmental Authority with respect to any such Environmental Condition, Release or presence of Hazardous Substances; and (vi) any other activities that are appropriate or required under Environmental Laws to address an Environmental Condition, or the presence of or Release of Hazardous Substances in the Environment at the Transmission Real Property or any other Transmission Assets.

     “R.W. Beck” means R.W. Beck Plant Management, Ltd.

     “Scheduled Adjustment Date” has the meaning set forth in Section 3.6(a).

     “Seller” has the meaning set forth in the introductory paragraph of this Agreement.

     “Seller Claims” has the meaning set forth in Section 7.2(a).

     “Seller Group” means Seller, the Seller Trust, each of HSBC Bank USA, National Association, as Trustee, Monumental Life Insurance Company, Transamerica Life Insurance and Annuity Company, Transamerica Life Insurance Company, AIG Life Insurance Company, American General Life & Accident Insurance Company, American General Life Insurance Company, The United States Life Insurance Company in the City of New York (Formerly American General Life Insurance Company of New York), The Maritime Life Assurance Company, John Hancock Life Insurance Company, John Hancock Variable Life Insurance Company, New York Life Insurance Company, SOF Investments, L.P. and Chateau I, LP and each of their respective officers, directors, attorneys, agents and successors and assigns.

     “Seller’s Required Consents” means the notices to or the consents, waivers or releases of any Person other than a Governmental Authority that are required by Seller to be made or obtained by or on behalf of Seller prior to the consummation of the Transactions, including the consents, waivers or releases specified in Schedule 4.15.

     “Seller’s Required Regulatory Approvals” means the notices to, filings with or approvals, waivers, consents or authorizations of or from any Governmental Authority that are required (i) for Seller to consummate the Transactions, including, those specified in Schedule 4.15 and (ii) by Seller to be made or obtained by or on behalf of Seller prior to the Closing, including those specified in Schedule 4.15.

     “Seller Trust” means the Attala 2004 Trust, a New York trust, and owner of 100% of the membership interests in Seller.

     “SERC Region” means the North American Electric Reliability Council region served by the members of the Southeastern Electric Reliability Council.

     “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including assessments, fees or other charges based on the use or ownership of real property), personal property, transactional, use, transfer, registration, value added, alternative or add on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, including, without limitation, any item for which liability arises as a transferee or secondary liability in respect any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

     “Tax Return” means any return, report, information return, declaration, claim for refund or other document, together with all amendments and supplements thereto (including all related or supporting information), required to be supplied to any Governmental Authority responsible for the administration of Laws governing Taxes including information returns or reports with respect to backup withholding and other payments to third parties.

     “Termination Date” has the meaning set forth in Section 10.1.

     “Third Party Claim” means a claim by a Person that is not a member of the Seller Group or the Purchaser Group, including any claim for the costs of conducting Remediation, or seeking an order or demanding that a Person undertake Remediation.

     “Title Insurer” has the meaning set forth in Section 8.6.

     “Title Policy” has the meaning set forth in Section 8.6.

     “Transactions” has the meaning set forth in the Recitals.

     “Transfer Tax” means any sales Tax, transfer Tax, transaction Tax, conveyance fee, use Tax, stamp Tax, stock transfer Tax or other similar Tax, including any related penalties, interest and additions thereto.

     “Transmission Assets” has the meaning set forth in Section 2.1.

     “Transmission Real Property” means the four (4) parcels of land described on Schedule 4.8 hereto.

     “Warranties” means all warranties and guarantees from manufacturers, contractors, suppliers and other third parties of any of the Transmission Assets to the extent that the same are owned by Seller and not expired pursuant to their terms.

     Section 1.2 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires:

               (a) the singular number includes the plural number and vice versa;

               (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

               (c) reference to any gender includes each other gender;

               (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

               (e) reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit of or to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition unless otherwise specified;

               (f) any accounting term used and not otherwise defined in this Agreement or any Ancillary Agreement has the meaning assigned to such term in accordance with GAAP;

               (g) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof;

               (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

               (i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;”

               (j) reference to any Law (including statutes and ordinances) means such Law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;

               (k) any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and

               (l) all calculations and computations pursuant to this Agreement shall be carried and rounded to the nearest two (2) decimal places.

ARTICLE 2

PURCHASE AND SALE

     Section 2.1 Transmission Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser will purchase and acquire from Seller, the following assets, (the “Transmission Assets”):

          (i) the assets listed on Schedule 2.1; and

          (ii) the Transmission Real Property.

ARTICLE 3

CLOSING; PURCHASE PRICE

     Section 3.1 Closing. Subject to the terms and conditions hereof the consummation of the Transactions (the “Closing”) will take place at the offices of Bracewell & Patterson, L.L.P., at 10:00 a.m. local time, on a mutually acceptable date within ten (10) Business Days following the date on which the conditions set forth in Articles 8 and 9, other than those conditions that by their nature are to be satisfied at the Closing, have been either satisfied or waived by the Party for whose benefit such conditions exist, or at such other time and place as the Parties may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date.” The Closing shall be effective for all purposes immediately after 11:59 p.m. on the Closing Date. At the Closing, and subject to the terms and conditions hereof, the following will occur:

               (a) Deliveries by Seller. At the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Purchaser the following:

          (i) instruments of transfer and conveyance, properly executed and acknowledged by Seller in such customary form as is reasonably acceptable to both Seller and Purchaser, that are necessary to transfer to and vest in Purchaser all of Seller’s right, title and interest in and to the Transmission Assets or which may otherwise be required by the Title Insurer, including:

                         (A) the Bill of Sale; and

                         (B) the Deed.

          (ii) any documents and affidavits (including any “gap” indemnification agreement) reasonably requested from Seller by the Title Insurer and allocable to Seller’s obligations hereunder, in form and substance satisfactory to the Title Insurer, properly executed by Seller;

          (iii) a certificate and affidavit of non-foreign status of Seller pursuant to Section 1445 of the Code and Form 1099S, properly executed by Seller;

          (iv) those documents required to be delivered to Purchaser by Seller pursuant to Article 8 or in accordance with the provisions of any Ancillary Agreement;

          (v) all consents, waivers or approvals obtained by Seller with respect to the sale and purchase of the Transmission Assets, including those with respect to the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements;

          (vi) evidence, in form and substance reasonably satisfactory to Purchaser, demonstrating that Seller has obtained Seller’s Required Regulatory Approvals and Seller’s Required Consents; and

          (vii) any other documents or instruments reasonably required by Purchaser to consummate the Transactions and reasonably requested of Seller prior to the Closing Date.

               (b) Deliveries by Purchaser. At Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following:

          (i) the Initial Purchase Price as adjusted by the Final Closing Adjustment, by wire transfer of immediately available funds to an account or accounts designated by Seller in writing prior to the Closing Date;

          (ii) those documents required to be delivered to Seller by Purchaser pursuant to Article 9 or in accordance with the provisions of any Ancillary Agreement;

          (iii) evidence, in form and substance reasonably satisfactory to Seller, demonstrating that Purchaser has obtained Purchaser’s Required Regulatory Approvals and Purchaser’s Required Consents;

          (iv) any documents reasonably requested from Purchaser by the Title Insurer and allocable to Purchaser’s obligations hereunder, in form and substance satisfactory to the Title Insurer, properly executed by Purchaser; and

          (v) any other documents or instruments reasonably required by Seller to consummate the Transactions and reasonably requested of Purchaser prior to the Closing Date.

               (c) Ancillary Agreements. Subject to the occurrence of and contemporaneously with the Closing, each Party will execute and deliver, or cause to be executed and delivered, such of the Ancillary Agreements which such Party is required to execute and deliver, or cause to be executed and delivered, as applicable, at or upon the Closing and which such Party has not previously executed and delivered, or caused to be executed and delivered, as applicable.

     Section 3.2 Initial Purchase Price. The initial purchase price for the Transmission Assets being sold shall be (a) $6,687,752, if the Closing occurs prior to October 15, 2005, (b) $6,905,831, if the Closing occurs on or after October 15, 2005, but prior to October 15, 2006, and (c) $7,269,296, if the Closing occurs on or after October 15, 2006 (such price on the Closing Date being, the “Initial Purchase Price”).

     Section 3.3 Adjustments to Initial Purchase Price. The Initial Purchase Price shall be subject to account for the items prorated as of the Closing Date pursuant to Section 3.4 and as may occur under the provisions of Section 3.5 (this Section and Section 3.5 being referred to as the “Adjustment Sections,” and the Initial Purchase Price as so adjusted is herein referred to as the “Purchase Price”).

     Section 3.4 Prorations.

               (a) Purchaser and Seller agree that, except as otherwise specifically provided in this Agreement, all of the ordinary and recurring items normally incurred by Seller (but excluding all Taxes other than Property Taxes) relating to the Business and operation of the Project, in each case as related to the Transmission Assets, shall be prorated and charged as of the Closing Date, with Seller liable to the extent such items relate to any time periods (tax year periods for Property Tax) ending on or prior to the Closing Date, and Purchaser liable to the extent such items relate to periods (tax year periods for Property Tax) after the Closing (measured in the same units used to compute the item in question and otherwise measured by calendar days).

               (b) In connection with the prorations referred to in Section 3.4(a) above, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the applicable amounts accrued through the Closing Date or paid for the most recent year or other appropriate period for which such amounts paid are available. All prorated amounts shall be recalculated and paid to the appropriate Party within thirty (30) days after the date that the previously unavailable actual figures become available. Seller and Purchaser shall furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 3.4.

     Section 3.5 Procedures for Closing Adjustments. At least twenty (20) calendar days prior to the anticipated Closing Date, Purchaser (with the assistance of Seller, to the extent requested by Purchaser) shall prepare and deliver to Seller an estimated closing statement (the

“Estimated Closing Statement”) that shall set forth Purchaser’s best estimate of all estimated adjustments to the Initial Purchase Price required by this Agreement to be made as of the Closing (the “Estimated Closing Adjustment”). Within ten (10) calendar days after the delivery of the Estimated Closing Statement by Purchaser to Seller, Seller may object in good faith to the Estimated Closing Adjustment in writing. If Seller objects to the Estimated Closing Adjustment within such ten (10) calendar day period, the Parties shall attempt to resolve their differences by negotiation and the Closing will not take place until such differences have been resolved in accordance with the provisions of Section 3.6. If Seller does not object to the Estimated Closing Adjustment, the parties will negotiate the final amount of all adjustments to the Initial Purchase Price (the “Final Closing Adjustment”) at least five (5) Business Days prior to the Closing Date, or, if the Parties cannot resolve any differences with respect to such Final Closing Adjustment, the Closing will not take place until such differences have been resolved in accordance with the provisions of Section 3.6.

     Section 3.6 Procedures for Certain Purchase Price Adjustments.

     If circumstances exist that result in any disagreement in respect of an adjustment to the Purchase Price pursuant to the provisions of the Adjustment Sections, then and in any such event, such negotiations, and the resolution of disagreements, shall be conducted in accordance with the provisions of this Section 3.6. The Parties shall negotiate such adjustment of the Purchase Price in good faith prior to the date such adjustment is otherwise scheduled to become effective (each, a “Scheduled Adjustment Date”). If the Parties are unable to agree upon an adjustment by the fifth (5th) Business Day prior to such date, then for the items in dispute such Scheduled Adjustment Date and any Closing Date (but not any Termination Date) shall be extended to the fifth (5th) Business Day following completion of the procedure described in this Section 3.6 and the determination of the pertinent adjustment, to provide for the opportunity to resolve such disagreement pursuant to the provisions of this Section 3.6. Within seven (7) Business Days following the original Scheduled Adjustment Date, each Party shall submit to the Independent Accounting Firm in writing its proposed adjustments of the Purchase Price which were to occur on such Scheduled Adjustment Date. Such proposals shall be materially in accordance with the last proposals made by such Party to the other Party during the course of the aforementioned good faith negotiations between the Parties. The Parties shall additionally submit such memoranda, arguments, briefs and evidence in support of their respective positions, and in accordance with such procedures, as the Independent Accounting Firm may determine. Within five (5) Business Days following the due date of such submissions, as to each adjustment of the Purchase Price that was to occur on the Scheduled Adjustment Date concerning which there exists disagreement, the Independent Accounting Firm shall select, on an individual basis, a proposed adjustment of the Purchase Price proposed by one of the Parties, it being agreed that the Independent Accounting Firm shall have no authority to alter any such proposal in any way. Such determination by the Independent Accounting Firm shall be final and binding between the Parties as to such adjustments of the Purchase Price and shall not be subject to further challenge by the Parties pursuant to Section 11.8 or otherwise, absent manifest error. Upon the determination of the appropriate adjustments, the Parties shall, subject to the terms and conditions of this Agreement, effectuate such adjustments by including them in the payments to occur at the Closing. Subject to the foregoing, the Independent Accounting Firm may determine the issues in dispute following such procedures, consistent with the provisions of this Agreement, as it deems appropriate to the circumstances and with reference to the amounts in issue. The Parties do not intend to impose any particular procedures upon the Independent Accounting Firm, it being the desire of the Parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable. The Independent Accounting Firm shall have no liability to the Parties in connection with services, except for acts of bad faith, willful misconduct or gross negligence and the Parties shall provide such indemnities to the Independent Accounting Firm as it may reasonably request consistent with the foregoing. The fees and disbursements of the Independent Accounting Firm shall be paid one-half by Seller and one-half by Purchaser.

     Section 3.7 Allocation of Purchase Price. The Parties shall use reasonable efforts to jointly prepare and agree upon an allocation of the Purchase Price among the Transmission Assets in accordance with Section 1060 of the Code within ninety (90) days after the Purchase Price has been determined (“Final Allocation”). If a Final Allocation is determined, then Purchaser and Seller agree to provide each other with any necessary information to complete Internal Revenue Service Form 8594 and to file timely Internal Revenue Service Form 8594 and all Tax Returns, in accordance with any agreed upon Final Allocation.

     Section 3.8 Credit Support.

   (a) At Closing, Seller shall provide to Purchaser an irrevocable letter of credit in the face amount of $726,929.60 in substantially the form attached as Exhibit D from a United States financial institution acceptable to Purchaser but in any event rated and continuing to be rated at least “A” by Standard & Poor’s Corporation or at least “A2” by Moody’s Investors Service (the “Letter of Credit"); provided, however, that if no issuer shall satisfy such ratings requirement, the next highest investment grade rating by such ratings services shall be deemed sufficient. The Letter of Credit shall be effective for a period of 12 months after the Closing Date, and shall be extended by Seller at least 30 days prior to any expiration thereof such that the Letter of Credit shall not expire until all Purchaser Claims asserted by Purchaser hereunder on or before the expiration of the survival period set forth in Section 11.14(a) have been resolved (such claims being referred to hereunder as the “Asserted Purchaser Claims”). The amount drawable under the Letter of Credit shall decrease to $363,464.80 on the date that is 6 months after the Closing Date unless a Asserted Purchaser Claim is outstanding on such date, in which case such decrease shall not occur until all Asserted Purchaser Claims outstanding on such date have been resolved and the amount payable thereunder to Purchaser determined. If the undrawn amount of the Letter of Credit exceeds $363,464.80 on the date that is six months after the Closing Date, then Purchaser shall promptly send to the issuer of the Letter of Credit a Reduction Certificate (as such term is defined in the Letter of Credit) reducing the amount drawable under the Letter of Credit to $363,464.80 unless an Asserted Purchaser Claim is outstanding on such date, in which case Purchaser may delay sending such Reduction Certificate until all Asserted Purchaser Claims outstanding on such date six months after the Closing Date have been resolved and the amount payable thereunder to Purchaser has been determined.

   (b) The Letter of Credit may be drawn on by Purchaser:

          (i) In the amount agreed upon, if Purchaser and Seller agree to the drawing;

          (ii) In the amount of any unpaid obligations of Seller under this Agreement or the Ancillary Agreements with respect to any Asserted Purchaser Claim, if Seller is obligated to Purchaser with respect to such Asserted Purchaser Claim as determined by a court of competent jurisdiction in accordance with Section 11.8 pursuant to an unappealable judgment which remains unsatisfied 30 days after such judgment becomes unappealable;

          (iii) In the amount of the Letter of Credit or such lesser amount as Purchaser determines is necessary to satisfy any Asserted Purchaser Claims, upon advance written notice to Seller, if the Letter of Credit would expire within 60 days and Seller does not, on or before the later of 30 days prior to the expiration of the Letter of Credit or 5 days after Purchaser’s notice, extend the Letter of Credit as required above; and

          (iv) In the amount of the Letter of Credit or such lesser amount as Purchaser determines is necessary to satisfy any Asserted Purchaser Claims, upon advance written notice to Seller, if the issuer of the Letter of Credit no longer satisfies the requirements set forth above and Seller does not provide a replacement Letter of Credit from an issuer that does satisfy the requirements within 60 days of Purchaser’s notice.

     (c) In the event of any drawing pursuant to clause (iii) or (iv) above, Purchaser shall deposit the proceeds thereof in an interest-bearing segregated account of Purchaser for the benefit of Purchaser and Seller as set forth herein (but not third parties) with a United States financial institution acceptable to Seller but in any event rated and continuing to be rated as required of the issuer of the Letter of Credit above. Purchaser shall be entitled to apply such proceeds in satisfaction of any unpaid obligations of Seller under this Agreement or the Ancillary Agreements with respect to any Asserted Purchaser Claims, if and only if Seller is obligated to Purchaser with respect thereto by agreement of the Parties or as determined by a court of competent jurisdiction in accordance with Section 11.8 pursuant to an unappealable judgment which remains unsatisfied 30 days after such judgment becomes unappealable. In the event that after any drawing pursuant to clause (iii) or (iv) above, Seller provides Purchaser with a replacement Letter of Credit that satisfies the requirements set forth in this Section 3.8 in an amount equal to the unapplied proceeds of such drawing, then Purchaser shall cause the unapplied proceeds of such drawing to be returned to Seller.

     (d) At such time as the survival period described in Section 11.14(a) has expired and all outstanding Asserted Purchaser Claims have been resolved, Purchaser shall return to Seller the Letter of Credit and any remaining proceeds thereof held by Purchaser.

     (e) Purchaser shall pay to Seller at Closing an amount equal to fifty percent (50%) of the reasonable administrative charges and issuance fees paid by Seller to the issuer of the Letter of Credit for issuing and maintaining the Letter of Credit for the initial minimum period.

     (f) In lieu of posting the Letter of Credit, Seller shall have the option of posting cash on terms and conditions that are satisfactory to Purchaser.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser, as of the Effective Date and as of the Closing Date, as follows:

     Section 4.1 Organization and Existence. Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified to do business and is in good standing in Mississippi, the state where the Project is located.

     Section 4.2 Execution, Delivery and Enforceability. Seller has all requisite limited liability company power and authority to execute and deliver, and perform its obligations under, this Agreement and the Ancillary Agreements to which it is or becomes a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and of the Ancillary Agreements to which it is or becomes a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action required on the part of Seller and no other limited liability company proceedings on its part are necessary to authorize the same. Assuming the due authorization, execution and delivery by Purchaser and Facility Purchaser of this Agreement and the Ancillary Agreements to which either is or becomes a party, this Agreement constitutes, and the Ancillary Agreements to which Seller is or becomes a party when executed and delivered by it will constitute, its valid and legally binding obligations, enforceable against it in accordance with its and their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.

     Section 4.3 No Violation. Subject to Seller obtaining Seller’s Required Consents and Seller’s Required Regulatory Approvals, neither the execution and delivery by Seller of this Agreement or any of the Ancillary Agreements to which it is or becomes a party, nor Seller’s performance of compliance with any provision hereof or thereof, nor Seller’s consummation of the transactions contemplated hereby or thereby will:

               (a) violate, or conflict with, or result in a breach of, any provisions of the organizational documents of Seller;

               (b) result in a default (or give rise to any right, including any right of termination, cancellation or acceleration) under, or conflict with, or result in a breach of, any of the material terms, conditions or provisions of any note, bond, mortgage, loan agreement, deed of trust, indenture, license or agreement or other instrument or obligation to which Seller is a party or by which Seller or any of the Transmission Assets is bound;

               (c) violate any Law or Order applicable to Seller or the Transmission Assets; or

               (d) require the declaration, filing or registration with or notice to, authorization of, consent or approval from any Person.

     Section 4.4 Compliance with Laws. To Seller’s Knowledge, except as set forth in Schedule 4.4, Seller is not and will not be (by virtue of any past or present action, omission to act or any occurrence or state of facts whatsoever) in violation of, and is not under investigation or threatened in writing to be under investigation with respect to, any Law or judgment of any Governmental Authority applicable to Seller or the conduct of the Business or the Transmission Assets. Prior to the Closing Date, any such uncured violation set forth in Schedule 4.4 shall have been cured.

     Section 4.5 Bankruptcy and Insolvency Matters. Seller is not Bankrupt and there are no proceedings pending or being contemplated by it or, to the best of Seller’s Knowledge, threatened against it, in each case, which could reasonably be expected to result in it being or, after giving effect to the consummation of the Transactions, becoming Bankrupt. After giving effect to the consummation of the Transactions, the fair value of the assets of Seller exceed its liabilities and the capital of Seller will not be impaired.

     Section 4.6 Litigation. Except as set forth in Schedule 4.6 or reported pursuant to Section 6.3(c), to Seller’s Knowledge there is no claim, action, proceeding or investigation pending or threatened in writing against Seller before any court, arbitrator or Governmental Authority, or any judgment, decree, writ, injunction or order of any court, arbitrator or Governmental Authority binding on Seller; nor to Seller’s Knowledge any claim, action, proceeding or investigation pending or threatened in writing against any of Seller Group (other than Seller) or any Independent Contractor before any court, arbitrator or Governmental Authority, or any judgment, decree, writ, injunction or order of any court, arbitrator or Governmental Authority binding on any of Seller Group (other than Seller) or any Independent Contractor in any way relating to the Project, the Business or the Transmission Assets that could reasonably be expected to have a Material Adverse Effect.

     Section 4.7 Conveyance of Title. Seller has and will convey to Purchaser at Closing, good and marketable title to each item of property included in the Transmission Assets (other than the Transmission Real Property, which is addressed in Section 4.8), free and clear of all Encumbrances, except Permitted Encumbrances.

     Section 4.8 Real Property. Schedule 4.8 sets forth a description of the Transmission Real Property. Seller has and will convey to Purchaser at Closing good, insurable and marketable fee simple title in all of the Transmission Real Property described on Schedule 4.8 hereof, free and clear of all Encumbrances, except Permitted Encumbrances. Except as set forth in Part I of Schedule 1.1A, there are no proceedings pending for the reduction or any contemplated increase in, the assessed valuation of the Transferred Assets, including without limitation the Transmission Real Property.

     Section 4.9 Condition of Transmission Assets. To Seller’s Knowledge, all of the tangible personal property included in the Transmission Assets is in good operating condition and repair, subject only to ordinary wear and tear and has been maintained by Seller since March 5, 2004, in accordance with Good Utility Practices, except as set forth in Schedule 4.9. To Seller’s Knowledge, none of the tangible personal property included in the Transmission Assets is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business, except as set forth in Schedule 4.9.

     Section 4.10 Brokers. All negotiations relating to this Agreement and the Transactions have been carried on by Seller and in such a manner as not to give rise to any valid claim against Purchaser or any of its Affiliates (by reason of Seller’s actions) for a brokerage commission, finder’s fee or other like payment to any Person.

     Section 4.11 Environmental Matters.

               (a) To Seller’s Knowledge, Seller has not generated, transported, released, used, stored, treated, disposed of, handled or managed any Hazardous Substance relating to the Transmission Assets, except in compliance with all Environmental Laws. Except as set forth in Schedule 4.11, to Seller’s Knowledge (i) the Transmission Assets, including the Transmission Real Property, are in compliance in all material respects with Environmental Laws and all required Environmental Permits; and (ii) the Transmission Assets, including the Transmission Real Property, are not and, since the Transmission Assets were acquired by Seller, have not been the subject of any administrative, regulatory or judicial action, suit, investigation, proceeding, decree or claim relating to any Environmental Law or Environmental Permit. Except as set forth in Schedule 4.11, Seller does not presently own, operate, lease or use any above-ground storage tanks, underground storage tanks or other process tanks relating to the Transmission Assets, including the Transmission Real Property. To Seller’s Knowledge, no Environmental Condition currently exists with respect to the Transmission Assets, including the Transmission Real Property.

               (b) Except as set forth in Schedule 4.11, Seller previously has not sought or obtained, nor to Seller’s Knowledge has there been or is there currently environmental-insurance coverage for the Transmission Assets (including the Transmission Real Property).

               (c) Seller has provided to purchaser copies of all environmental reports and environmental assessments concerning the Transmission Assets, including the Transmission Real Property, in Seller’s possession or under Seller’s control.

     Section 4.12 Full Disclosure. No representation or warranty of Seller contained in this Agreement or in any statement, information, Schedule or certificate furnished or to be furnished by or on behalf of Seller pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or to Seller’s Knowledge omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     Section 4.13 Warranties. To Seller’s Knowledge, there are no warranties made or given by any Person in connection with or with respect to any of the Transmission Assets (other than the representations and warranties made by Seller herein).

     Section 4.14 Accuracy of Information. Seller has furnished or made available to Purchaser all documents, books, records, materials and other relevant information in Seller’s custody and control related to the Transmission Assets. Such information accurately presents the condition, operations and operating characteristics of the Transmission Assets, and, except as set forth in Schedule 4.14, there has been no adverse material change in the condition, operations or operating characteristics of the Transmission Assets from the date any such information was provided.

     Section 4.15 Required Consents. Schedule 4.15 sets forth each Seller’s Required Consent and Seller’s Required Regulatory Approval that is necessary with respect to the execution, delivery and performance of this Agreement or the consummation of the Purchaser Transactions in order to avoid the violation or breach of, or the default under, or the creation of an Encumbrance on the Transmission Assets pursuant to the terms of, any Law or Order of any Governmental Authority.

     Section 4.16 Affiliates of Seller. Seller has no Affiliates other than the Seller Trust. The Seller Trust has no Affiliates other than the Seller, and the sole owners of the Seller Trust are the members of the Seller Group specifically identified by name in the definition of Seller Group.

     Section 4.17 No Third Party Options. There are no Contracts, options, commitments or rights with, of or to any Person to acquire any assets, properties or rights of Seller or any interest in such assets, properties or rights.

     Section 4.18 Insurance. Seller has furnished to Purchaser a list of, and true and complete copies of, all Project Insurance Policies. There are no pending claims by Seller under any of such Project Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Project Insurance Policies.

     Section 4.19 Tax Matters.

     (a) Seller has prepared in good faith and duly and timely filed or caused to be duly and timely filed all Income Tax Returns required to be filed with respect to Income Taxes for which Seller is or could be liable for taxable periods (or portions thereof) ending on or before Closing Date relating to the Business and the Transmission Assets (if any), which Tax Returns are true, correct and complete in all material respects. Seller has paid all Income Taxes shown to be due on the Income Tax Returns. All Income Taxes (if any) imposed with respect to the Transmission Assets for which Seller is or could be liable to other entities (as, for example, under Tax allocation agreements or partnership agreements) with respect to all taxable periods (or portions thereof) ending on or before Closing Date have been paid.

     (b) Seller has prepared in good faith and duly and timely filed or caused to be duly and timely filed all Tax Returns required to be filed with respect to Taxes (other than Income Taxes) for which Seller is or could be liable for taxable periods (or portions thereof) ending on or before Closing Date relating to the Business and the Transmission Assets, which Tax Returns are true, correct and complete in all material respects. With respect to all amounts in respect of Taxes other than Income Taxes imposed with respect to the Transmission Assets for which Seller is or could be liable, whether to Tax authorities (as, for example, under Law) or to other entities (as, for example, under Tax allocation agreements or partnership agreements) with respect to all taxable periods (or portions thereof) ending on or before Closing Date, all applicable Tax Laws and agreements have been complied with and all such amounts required to be paid by Seller to Tax authorities or others have been paid.

     (c) Except as described on Schedule 4.8, Seller is not a party to any action or proceeding, nor is any such action or proceeding threatened in writing, for the assessment or collection of any Taxes relating to the Business or the Transmission Assets for which Seller is or could be liable, and no deficiency notices or reports have been received by Seller in respect of any such Tax.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller, as of the Effective Date and as of the Closing Date, as follows:

     Section 5.1 Organization and Existence. Purchaser is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Louisiana, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     Section 5.2 Execution, Delivery and Enforceability. Purchaser has all requisite limited liability company power and authority to execute and deliver, and to perform its obligations under, this Agreement and the Ancillary Agreements to which Purchaser is or becomes a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and of the Ancillary Agreements to which Purchaser is or becomes a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action required on the part of Purchaser and no other limited liability company proceedings on its part are necessary to authorize the same. Assuming the due authorization, execution and delivery by Seller and Facility Purchaser of this Agreement and the Ancillary Agreements to which either is or becomes a party, this Agreement constitutes, and the Ancillary Agreements to which Purchaser is or becomes a party when executed by Purchaser will constitute, the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with its and their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.

     Section 5.3 No Violation. Subject to Purchaser obtaining Purchaser’s Required Regulatory Approvals and Purchaser’s Required Consents, neither the execution and delivery by Purchaser of this Agreement or any of the Ancillary Agreements to which it is or becomes a party, nor Purchaser’s compliance with any provision hereof or thereof, nor Purchaser’s consummation of the transactions contemplated hereby or thereby will:

          (a) violate, or conflict with, or result in a breach of any provisions of the organizational documents of Purchaser;

          (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under, or conflict with, or result in a breach of, any material terms, conditions or provisions of any material note, bond, mortgage, loan agreement, deed of trust, indenture, license or agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser is bound;

          (c) violate any law, writ, injunction or decree, applicable to Purchaser or any of its assets; or

          (d) require the declaration, filing or registration with or notice to, authorization of, consent or approval from any Person.

     Section 5.4 Brokers. All negotiations relating to this Agreement and the Transactions have been carried on by Purchaser and in such a manner as not to give rise to any valid claim against Seller (by reason of Purchaser’s actions) for a brokerage commission, finder’s fee or other like payment to any Person.

     Section 5.5 Litigation. Except as set forth in Schedule 5.5 or reported in Section 6.3(c), to Purchaser’s Knowledge there is no claim, action, proceeding or investigation pending or threatened in writing against Purchaser or any of its Affiliates before any court, arbitrator or Governmental Authority, or any judgment, decree, writ, injunction or order of any court, arbitrator or Governmental Authority binding on Purchaser or any of its Affiliates relating to any of the Transmission Assets or the Transactions, which, individually or in the aggregate, could reasonably be expected to result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance by Purchaser of Purchaser’s obligations under this Agreement or any of the Ancillary Agreements to which Purchaser is or becomes a party, or the consummation of the transactions contemplated hereby or thereby, (b) a claim against Seller for damages as a result of Purchaser entering into this Agreement or any of the Ancillary Agreements to which Purchaser is or becomes a party or the consummation by Purchaser of the transactions contemplated hereby or thereby or (c) a material delay in or material impairment of Purchaser’s performance of its obligations under this Agreement or any of the Ancillary Agreements to which Purchaser is or becomes a party or a material impairment of the authority, right or ability of Purchaser to consummate the transactions contemplated hereby or thereby.

     Section 5.6 No Additional Representations and Warranties. Purchaser acknowledges and agrees that, except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, (a) Seller makes no representations or warranties about the Transmission Assets (including the Transmission Real Property), the Project or the Project Site, and (b) the

Transmission Assets shall be transferred to Purchaser in their condition at the time of Closing, AS-IS, WHERE-IS, without any further representation or warranty of condition whatsoever and without any further representation or warranty that the Transmission Assets are free from latent defects or vices.

     Section 5.7 No Knowledge of Breach. As of the Effective Date, Purchaser acknowledges and agrees that it has no Knowledge of any breach by Seller of any of the representations and warranties of Seller contained in this Agreement or any of the Ancillary Agreements and Purchaser hereby waives any right to assert any breach of any of the representations and warranties of Seller of which Purchaser had Knowledge as of the Effective Date.

     Section 5.8 Foreign Assets Control Regulations, etc. The sale of the Transmissions Assets to the Purchaser hereunder will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, Purchaser (a) is not and will not become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. Purchaser is in compliance, in all material respects, with the Uniting and Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).

ARTICLE 6

COVENANTS OF EACH PARTY

     Section 6.1 Efforts to Close. Subject to the terms and conditions herein, each of the Parties hereto shall use its Commercially Reasonable Efforts to consummate and make effective, as soon as reasonably practicable, the Purchaser Transactions, including the satisfaction of all conditions thereto set forth herein. Such actions shall include, in the case of Seller, exercising its Commercially Reasonable Efforts to obtain each of the consents, waivers, authorizations and approvals of any Governmental Authority or other Person which is reasonably necessary to effectuate the Purchaser Transactions or which is required to transfer, convey and assign to Purchaser at the Closing any and all rights of Seller, including contractual rights, necessary to operate the Transmission Assets, including Seller’s Required Regulatory Approvals, Seller’s Required Consents and the Title Policy and effecting all other necessary notifications, registrations and filings, including, without limitation, filings under applicable Laws including all other necessary filings with any Governmental Authority having jurisdiction over Seller or the Project. Such actions shall include, in the case of Purchaser, (i) determining what approvals and consents, if any, are required to be obtained by Purchaser from the Mississippi Public Service Commission and notifying Seller thereof no later than 60 days after the Effective Date and (ii) exercising its Commercially Reasonable Efforts to obtain each of the consents, waivers, authorizations and approvals of any Governmental Authority or other Person which is reasonably necessary to effectuate the Purchaser Transactions, including Purchaser’s Required Regulatory

Approvals and Purchaser’s Required Consents, and effecting all other necessary notifications, registrations and filings, including, without limitation, filings under applicable Laws and all other necessary filings with any Governmental Authority having jurisdiction over Purchaser.

     Section 6.2 Expenses. Whether or not the Transactions are consummated, except as otherwise provided in the Adjustment Sections or any other provision of this Agreement, all costs and expenses incurred in connection with this Agreement and the Purchaser Transactions shall be paid by the Party incurring such expenses. Notwithstanding the foregoing, with respect to the Purchaser Transactions (i) costs associated with preliminary title reports or commitments and the Title Policy and any endorsements required by Purchaser shall be borne jointly; (ii) documentary transfer fees, if any, will be borne in accordance with customary practices in Mississippi; (iii) recording costs and charges respecting real property comprising part of the Transmission Assets will be borne by Purchaser, except that Seller shall bear the cost of releasing any Encumbrances (other than Permitted Encumbrances) on the Transmission Assets, including releasing any mechanic’s or materialmen’s liens; and (iv) except as otherwise specifically set forth in Section 6.6, all fees, charges and costs of economists and other experts, if any, jointly retained by Purchaser and Seller in connection with submissions made to any Governmental Authority and advice in connection therewith respecting approval of the Purchaser Transactions will be borne jointly. All such charges and expenses shall be promptly settled between the Parties at the Closing or upon termination or expiration of further proceedings under this Agreement, or with respect to such charges and expenses not determined as of such time, as soon thereafter as is reasonably practicable.

     Section 6.3 Notice of Certain Events.

          (a) Upon obtaining Knowledge of the same, Seller shall promptly notify Purchaser in writing of (i) any fact or condition that causes or constitutes a misrepresentation or breach of any of Seller’s representations and warranties made as of the Effective Date; (ii) any changes or events which, individually or in the aggregate, have had or could reasonably be expected to have an unremedied Material Adverse Effect as of the Closing Date or otherwise result in any representation or warranty of Seller under this Agreement being inaccurate in any respect; (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions to the extent such consent is not otherwise contemplated hereunder; (iv) any notice or other communications from any Governmental Authority in connection with the Transactions; (v) any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to the Project; (vi) any breach of or failure to perform any covenant of Seller under this Agreement; (vii) any notice of breach or other material notice given or received under the Facility Purchase and Sale Agreement, and (viii) any fact or condition that may make the satisfaction of the conditions in Articles 8 or 9 impossible or unlikely. No such notification made pursuant to this Section 6.3(a), Section 6.3(b) or otherwise shall be deemed to cure any inaccuracy of any representation or warranty of Seller or limit in any way Purchaser’s exercise of its rights under this Agreement.

          (b) Seller agrees to provide Purchaser with periodic reports regarding the status of Seller’s efforts to satisfy the conditions precedent in Sections 8.10, 8.12 and 8.14 and other conditions reasonably requested by Purchaser from time to time, and regarding the expenditures made to satisfy its obligations to use Commercially Reasonable Efforts to the extent the same are to be applied against the limitation specified in the definition of such term.

          (c) Upon obtaining Knowledge of the same, Purchaser shall promptly notify Seller in writing of (i) any fact or condition that causes or constitutes a misrepresentation or breach of any of Purchaser’s representations and warranties made as of the Effective Date; (ii) any changes or events which, individually or in the aggregate, have had or could reasonably be expected to result in any representation or warranty of Purchaser under this Agreement being inaccurate in any respect; (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Purchaser Transactions to the extent such consent is not otherwise contemplated hereunder; (iv) all filings made by Purchaser Group to any Governmental Authority in connection with obtaining any of Purchaser’s Required Regulatory Approvals; (v) any breach of or failure to perform any covenant of Purchaser under this Agreement; and (vi) any fact or condition that may make the satisfaction of the conditions in Articles 8 or 9 impossible or unlikely. No such notification made pursuant to this Section 6.3(c), Section 6.3(d) or otherwise shall be deemed to cure any inaccuracy of any representation or warranty of Purchaser or limit in any way Seller’s exercise of its rights under this Agreement.

          (d) Purchaser agrees to provide Seller with periodic reports regarding the status of Purchaser’s efforts to obtain Purchaser’s Required Regulatory Approvals following the occurrence of material events with respect thereto or upon request of Seller.

     Section 6.4 Conduct Pending Closing. Prior to consummation of the Transactions or the termination or expiration of this Agreement pursuant to its terms, unless Purchaser shall otherwise consent in writing, and except (i) for actions which are required by Law, (ii) for reasonable actions taken in connection with any emergency force majeure event and promptly disclosed in writing to Purchaser, or (iii) as otherwise contemplated by this Agreement or disclosed in Schedule 6.4, Seller shall:

          (a) Operate and maintain the Transferred Assets, or cause the Transferred Assets to be operated and maintained, in all material respects in accordance with the ordinary course of business consistent with past practices and Good Utility Practices and applicable Laws, including Environmental Laws;

          (b) Not sell, lease, transfer or dispose of, or make any contract for the sale, lease, transfer or disposition of, any material assets or properties which would be included in the Transmission Assets, except in the ordinary course of business or amend Section 6.8 or 6.16 of the Facility Purchase Agreement;

          (c) Not grant any Encumbrance on any Transmission Assets, except Permitted Encumbrances;

          (d) Maintain or cause to be maintained in force and effect the material property and liability insurance policies related to the Transmission Assets;

          (e) Not take any action which would cause any of Seller’s representations and warranties set forth in Article 4 to be untrue in any material respect as of the Closing; and

          (f) Not, without first consulting with Purchaser regarding the same, resolve, settle or compromise any material Environmental Condition, Environmental Claim or Environmental Liability, including without limitation with any Governmental Authority, which could impose any post-Closing liabilities on Purchaser or require any post-Closing Remediation;

provided, however, that nothing in this Section 6.4 shall (i) obligate Seller to make expenditures other than in the ordinary course of business consistent with past practices, (ii) preclude Seller from incurring any liabilities or obligations to any third party in connection with obtaining such Party’s consent to any transaction contemplated by this Agreement or the Ancillary Agreements or (iii) preclude Seller from instituting, participating in or completing any program designed to promote compliance or comply with applicable Laws or Good Utility Practices with respect to the Transmission Assets or (iv) obligate Seller to acquiesce in any reduction in the Purchase Price.

     Section 6.5 Regulatory Approvals.

          (a) Subject to Section 6.5(b) each Party, as to itself, shall:

          (i) promptly enter into negotiations, provide information or make proposals to the extent necessary to eliminate any concerns on the part of any Governmental Authority (other than a Governmental Authority having authority over retail utility rates) regarding the legality under any applicable Law of the consummation of the Purchaser Transactions;

          (ii) use Commercially Reasonable Efforts to prevent the entry in a judicial or administrative proceeding brought by any Governmental Authority or any other party for a permanent or preliminary injunction, temporary restraining order or other order that would make consummation of the Purchaser Transactions unlawful or that would prevent or delay such consummation; and

          (iii) take promptly, in the event that such an injunction or order has been issued in such a proceeding, any and all Commercially Reasonable Efforts, including the appeal thereof, the posting of a bond or the steps contemplated by Section 6.5(a)(i), necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

          (b) Notwithstanding anything herein to the contrary, nothing in this Agreement shall require Purchaser or any of its Affiliates to dispose of or sell any assets or properties or businesses, hold separate particular assets or categories of assets or properties or businesses, or agree to dispose of or hold separate one or more assets or properties.

     Section 6.6 Tax Matters.

     (a) All Transfer Taxes incurred in connection with this Agreement and the Ancillary Agreements (other than the Facility Purchase Agreement) and the transactions contemplated hereby and thereby (whether imposed on Seller or Purchaser) shall be borne in accordance with customary practices in Mississippi. Purchaser or Seller will timely prepare and file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and timely pay the amount shown as due on such Tax Returns to the applicable Governmental Authority.

     (b) With respect to Property Taxes to be prorated in accordance with Section 3.4 of this Agreement, Purchaser shall prepare and timely file all Tax Returns related thereto and required to be filed after the Closing with respect to the Transmission Assets, if any, and shall duly and timely pay all such Property Taxes shown to be due on such Tax Returns. Purchaser’s preparation of any such Tax Returns shall be subject to Seller’s approval, which approval shall not be unreasonably withheld or delayed. Purchaser shall make such Tax Returns available for Seller’s review and approval no later than twenty (20) Business Days prior to the due date for filing such Tax Returns, it being understood that Seller’s failure to approve any such Tax Returns shall not limit Purchaser’s obligation to timely file such Tax Returns and duly and timely pay all Property Taxes shown to be due thereon. Not less than five (5) Business Days prior to the due date of any such Property Taxes, Seller shall pay to Purchaser the amount shown as due on such Tax Returns as determined in accordance with Section 3.4 of this Agreement to be the responsibility of Seller and to the extent required by Law, Seller shall join in the execution of any such Tax Returns.

     (c) With respect to prorated Property Taxes to be paid by Seller, Seller’s preparation of any Tax Return relating to a lien for Property Taxes on or related to the Transmission Assets that will arise after the Closing Date shall be subject to Purchaser’s approval, which approval shall not be unreasonably withheld or delayed. Seller shall make such Tax Returns available for Purchaser’s review and approval no later than twenty (20) Business Days prior to the due date for filing such Tax Return, it being understood that Purchaser’s failure to approve any such Tax Return shall not limit Seller’s obligation to timely file such Tax Returns and duly and timely pay all Property Taxes shown to be due thereon. Not less than five (5) Business Days prior to the due date of any such Property Taxes, Purchaser shall pay to Seller the amount shown as due on such Tax Returns as determined in accordance with Section 3.4 of this Agreement to be the responsibility of Purchaser and to the extent required by Law, Purchaser or any of its Affiliates shall join in the execution of any such Tax Returns. In preparing and reviewing such Tax Returns, the Parties shall cooperate and act in good faith to resolve any disagreement related to such Tax Returns as between the Parties or as between either Party and any Governmental Authority.

     (d) Purchaser and Seller shall provide the other Party with such assistance as may reasonably be requested by the other Party in connection with the preparation and filing of any Tax Return referred to in this Section 6.6, any audit or other examination by any Tax authority related to Taxes referred to in this Section 6.6, or any judicial or administrative proceedings relating to liability for such Taxes, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 6.6 or pursuant to any other Section hereof providing for the sharing of information relating to or review of any such Tax Return or other schedule relating to such Taxes shall be kept confidential by the Parties hereto, except as otherwise required by law.

     (e) Any refund of Taxes paid or payable with respect to Taxes referred to in this Section 6.6 shall be promptly paid as follows (or to the extent payable but not paid due to offset against other Taxes shall be promptly paid by the Party receiving the benefit of the offset as follows): (i) to Seller if attributable to such Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date); and (ii) to Purchaser if attributable to such Taxes with respect to any Tax year or portion thereof beginning after the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period ending after the Closing Date).

     (f) In the event that a Dispute arises between Seller and Purchaser as to proration of any Taxes referred to in this Section 6.6, the Parties shall attempt in good faith to resolve such Dispute, and any amount so agreed upon shall be paid to the appropriate Party.

     Section 6.7 Risk of Loss.

     (a) From the date hereof through the Closing, all risk of loss or damage to the assets and properties included in the Transmission Assets shall be borne by Seller.

     (b) If, before the Closing, all or any portion of the combined Transmission Assets and “Purchased Assets” under and as such term is defined in the Facility Purchase Agreement is damaged or destroyed (the “Damaged Portion”) (whether by fire, theft, vandalism or other casualty) in whole or in part, Seller shall notify Purchaser and Facility Purchaser promptly in writing of such fact, and:

     (i) For the purposes of this Section 6.7, the estimated costs of any repair or restoration of any Damaged Portion (the “Estimated Cost”) and the amount of time required for such repair or restoration shall be determined by a qualified professional consultant selected by Seller but reasonably acceptable to Facility Purchaser and, if the Damaged Portion includes the Transmission Assets, the Purchaser, and each making such determination shall timely agree upon and jointly engage such consultant with the costs thereof being borne equally by those making the engagement.

     (ii) If the Damaged Portion could reasonably be expected to be fully repaired or restored, in accordance with Good Utility Practices, for an Estimated Cost not exceeding $5,000,000, then Seller shall bear the costs of and responsibility for fully repairing or restoring the Damaged Portion and shall promptly commence, diligently pursue and complete such repair or restoration as soon as reasonably practicable, subject to paragraph (c) below.

     (iii) If the Damaged Portion could reasonably be expected to be fully repaired or restored, in accordance with Good Utility Practices, for an Estimated Cost equal to or greater than $5,000,000, but less than $25,000,000, then either (x) within thirty (30) days of the damage or destruction, Facility Purchaser may by written notice to Seller and Purchaser terminate the Facility Purchase Agreement (with the resulting termination of this Agreement under Section 10.1(e) hereof) without either Party receiving damages with respect to such termination under this paragraph (but the right to terminate under this paragraph shall not limit either Party’s rights to terminate under other provisions of this Agreement) or (y) if Facility Purchaser does not terminate within such period then Seller shall bear the costs of and responsibility for fully repairing or restoring the Damaged Portion and shall promptly commence, diligently pursue and complete such repair or restoration as soon as reasonably practicable, subject to paragraph (c) below.

     (iv) If the Damaged Portion could reasonably be expected to be fully repaired or restored, in accordance with Good Utility Practices, for an Estimated Cost equal to or greater than $25,000,000, then within sixty (60) days of the damage or destruction, either Seller or Facility Purchaser may by written notice to the other and Purchaser terminate the Facility Purchase Agreement (with the resulting termination of this Agreement under Section 10.1(e) hereof). If neither Seller nor Facility Purchaser terminates within such period then Seller shall bear the costs of and responsibility for fully repairing or restoring the Damaged Portion and shall promptly commence, diligently pursue and complete such repair or restoration as soon as reasonably practical, subject to paragraph (c) below.

     (c) In the event Seller is responsible for repairing or restoring in accordance with any of the foregoing, then before commencing such repairs or restoration the following shall be determined: (i) if such repairs or restoration could reasonably be expected to be fully completed, in accordance with Good Utility Practices, on or before the earlier of the Expiration Date or twelve (12) months after the date of the damage or destruction (for the purposes of this Section 6.7, the earlier of such dates being the “Limit Date”), then such repairs or restoration shall be completed on or before the Limit Date and the Closing shall be delayed for such reasonable time as is necessary to accomplish the same, but in no event later than the Limit Date, or (ii) if such repairs or restoration could not reasonably be expected to be fully completed, in accordance with Good Utility Practices, on or before the Limit Date, then at Facility Purchaser’s election (A) Purchaser, Facility Purchaser and Seller shall agree to extend the Limit Date to the extent necessary to complete such repairs or restoration (for the purposes of this Section 6.7, the “Extended Limit Date”), including to the extent necessary by extension of the Expiration Date and the “Expiration Date” under the Facility Purchase Agreement (and with respect to Facility Purchaser and Seller, to the extent that the Expiration Date is extended, the extension of the expiration date under the Tolling Agreement), in which case the agreed upon extensions shall become effective and such repairs shall be completed on or before the Extended Limit Date and the Closing shall be delayed for such reasonable time as is necessary to accomplish the same, but in no event later than the Extended Limit Date, or (B) subject to the approval of Purchaser if the Damaged Portion includes the Transmission Assets, Purchaser and Facility Purchaser shall, to the extent the Transmission Assets or Facility Assets, respectively, are affected, severally accept responsibility for such repairs or restoration, the Purchase Price and the “Purchase Price” under the Facility Purchase Agreement, respectively, shall be proportionately reduced by the Estimated Cost of such repairs or restoration to the respective affected assets, Purchaser and Facility Purchaser shall waive conditions precedent regarding the completion of repairs and restoration by Seller and, if Facility Purchaser so requests, Seller shall allow Purchaser and Facility Purchaser to begin such repairs or restoration prior to Closing subject to appropriate indemnification. In the event that clause (B) above applies and the actual cost of such repairs or restoration is less than or is more than the Estimated Cost, Seller and Purchaser agree that neither party shall have the right to make a claim against the other party for such differential, it being understood that a claim for such differential shall not constitute a Purchaser Claim or a Seller Claim hereunder.

     (d) In the event Seller is responsible for repairing or restoring in accordance with any of the foregoing, Purchaser shall receive a day for day extension for the dates on which there would otherwise be an increase in the Initial Purchase Price equal to the number of days from the date of the damage or destruction until the date the repair or restoration is complete less the number of days during such period where the conditions set forth in Section 8.3(a) and (b) have not been fulfilled or waived. In addition, Seller shall use Commercially Reasonable Efforts to (i) cooperate with Facility Purchaser and to the extent the Damaged Portion includes Transmission Assets, Purchaser, (ii) include Facility Purchaser and to the extent the Damaged Portion includes Transmission Assets, Purchaser in meetings and communications relating to such repair or restoration in order to enable Purchaser to evaluate the quality and sufficiency thereof, and (iii) complete such full repair or restoration on or before the Limit Date. If the Estimated Cost of such repair or restoration of the Damaged Portion exceeds $1,500,000, Seller will not grant its final acceptance of any such repair or restoration without Facility Purchaser’s prior written consent and, to the extent the Damaged Portion includes Transmission Assets, Purchaser’s prior written consent, in each case not to be unreasonably withheld or delayed.

     Section 6.8 Insurance. Purchaser acknowledges and agrees that, effective upon the Closing, the Project Insurance Policies shall be terminated or modified to exclude coverage of the Transmission Assets by Seller for the period after the Closing, and, as a result, Purchaser shall be obligated at or before the Closing to obtain at its sole cost and expense replacement insurance. Purchaser further acknowledges and agrees that Purchaser may need to provide to certain Governmental Authorities and third parties evidence of such replacement insurance coverage for the continued operation of the Transmission Assets following the Closing. In the event that the Closing shall actually have occurred and the full amount of the Purchase Price has been paid by Purchaser to Seller, if any claims are made or Losses are incurred arising from events that occur after the Effective Date and prior to the Closing Date and that relate solely to the Transmission Assets and such claims, or the claims associated with such losses, may be made against the policies maintained by Seller prior to the Closing or under policies otherwise retained by Seller after the Closing, then Seller shall use its Commercially Reasonable Efforts (without incurring any additional costs or expenses) so that Purchaser can through Seller file, notice and otherwise continue to pursue such claims and recover proceeds under the terms of such policies. Purchaser must inform Seller of any such claims no later than ninety (90) days after the Closing Date. If requested by Seller, Purchaser shall use its Commercially Reasonable Efforts to assist Seller, at Seller’s cost, in obtaining so-called “tail” coverage in respect of claims brought after the Closing for events occurring prior to the Closing.

     Section 6.9 Post Closing – Further Assurances. At any time or from time to time after the Closing, each Party will, upon the reasonable request of the other Party, execute and deliver any further instruments or documents, and exercise Commercially Reasonable Efforts to take such further actions as may reasonably be required, to fulfill and implement the terms of this Agreement or realize the benefits intended to be afforded hereby. After the Closing, and upon prior reasonable request, each Party shall exercise Commercially Reasonable Efforts to cooperate with the other, at the requesting Party’s expense (but including only out-of-pocket expenses to third parties and not the costs incurred by any Party for the wages or other benefits paid or payable to its officers, directors or employees in furnishing assistance), in furnishing non-privileged records, information, testimony and other assistance in connection with any inquiries, actions, audits, proceedings or dispute involving the Transmission Assets or any of the Parties hereto (other than in connection with Disputes between the Parties hereto) and based upon contracts, arrangements or acts of Seller or Purchaser, which were in effect or occurred on, prior to, or after Closing and which relate to the Transmission Assets, including, without limitation, arranging discussions with (and calling as a witness) officers, directors, employees, agents and representatives of Purchaser or Seller.

     Section 6.10 Information and Records.

          (a) Prior to the Closing, Seller will provide or cause to be provided to Purchaser and its agents, upon reasonable notice, (i) access to all books, records, documents or information relating to the Transmission Assets; and (ii) such access to the Transmission Assets and Dave Patton or his successor, the Project plant manager, and, with Dave Patton’s or his successor’s oral or written consent, which consent shall not be unreasonably withheld, the Project operations manager, environmental, accounting, human resources and information technology representatives and other representatives and employees of Seller and its Independent Contractors reasonably requested by Purchaser, in each case during normal business hours and at Purchaser’s sole cost (except that Purchaser shall not be required to reimburse Seller for internal personnel costs and overhead of Seller), risk and expense, as Purchaser may request for any reasonable purpose. Purchaser agrees that Purchaser will not disclose any Confidential Information (as defined in the Confidentiality Agreement) relating to Seller, whether obtained pursuant to this Section or otherwise, to any party unless such disclosure is otherwise permitted by the Confidentiality Agreement.

          (b) Prior to the execution of this Agreement, Seller has provided Purchaser with access to the Transmission Assets and to information and personnel sufficient to allow Purchaser to assess and determine to its reasonable satisfaction the presence, scope and extent of any Environmental Conditions relating to the Transmission Assets. Seller has provided Purchaser with information pursuant to requests directed to Seller or directed to any Governmental Authority with jurisdiction over the Project or the Project Site as well as access to the Project and Project Site. This right of access has included without limitation any requests for information directed to Seller or to any Governmental Authority with jurisdiction over the Project or the Project Site, as well as access to the Project Site by the Environmental Consultant for the purpose of performing investigations or assessments necessary or appropriate in Purchaser’s reasonable discretion to assess the foregoing, including without limitation the status of any Environmental Condition or any Release of Hazardous Substances. As a result of this investigation, the Environmental Consultant has prepared an initial Environmental Assessment dated February 2005. The initial Environmental Assessment concludes that there are no Environmental Conditions; that the Environmental Consultant has not found any major issues in the area of environmental compliance for the Transmission Assets (including the Transmission Real Property) and that Seller appears to be in compliance with respect to environmental matters. As set forth in Section 6.12(a)-(d), in its discretion, Purchaser may elect to conduct a final Environmental Assessment.

          (c) From the date hereof, Seller shall continue to provide Purchaser with access to information and personnel sufficient to allow Purchaser to assess and determine to its reasonable satisfaction the presence, scope and extent of any Environmental Conditions relating to the Transmission Assets, the accuracy of Seller’s representations and warranties in Section 4.16, the status of any Remediation and other related matters. This right of access shall include without limitation any requests for information directed to Seller or to any Governmental Authority with jurisdiction over the Transmission Assets, as well as access to the Transmission Assets by any qualified professional consultant selected by Purchaser for the purpose of performing investigations or assessments necessary or appropriate in Purchaser’s reasonable discretion to assess the foregoing, including without limitation the status of any Remediation or response to any Release of Hazardous Substances. Seller hereby consents, for the purpose of this Section and otherwise, to any such investigation.

     Section 6.11 Additional Covenant of Seller. Seller hereby agrees with and covenants to Purchaser that Seller shall cooperate with Purchaser in assessing the Transmission Assets and their operating characteristics in the interest of facilitating an orderly transition of the management of the Transmission Assets on the Closing Date.

     Section 6.12 Environmental Matters.

     (a) As set forth in Section 6.10(b) the initial Environmental Assessment obtained by Purchaser reflects that the Transmission Assets were not, at the time of the Assessment, subject to any Environmental Condition or any violation of Environmental Law. If in its discretion Purchaser elects to conduct a final Environmental Assessment, the same shall be completed not later than sixty (60) days in advance of the Closing Date. If the final Environmental Assessment discloses that the Transmission Assets are subject to an Environmental Condition, then Purchaser shall notify Seller and Facility Purchaser promptly in writing not later than forty-five (45) days prior to the Closing Date identifying any such Environmental Condition and furnishing a copy of said final Environmental Assessment. If, before the Closing, an Environmental Condition is discovered by either Purchaser or Seller in a manner other than through the final Environmental Assessment, the discovering party shall notify the other Party and the Facility Purchaser promptly in writing of such fact. Upon notification of either (i) such Environmental Condition through the final Environmental Assessment or otherwise or (ii) an Environmental Condition (as defined in the Facility Purchase and Sale Agreement) with respect to the Project or Project Site (as defined in the Facility Purchase and Sale Agreement) as a result of the provisions of Section 6.16 of the Facility Purchase Agreement, the following steps shall occur with respect to either such Environmental Condition (hereinafter referred to as the “Project Environmental Condition”):

     (i) For the purposes of this Section 6.12, the estimated costs of any Remediation of a Project Environmental Condition (the “Estimated Cost”) and the amount of time required for such Remediation shall be determined by a qualified professional consultant selected by Seller but reasonably acceptable to Facility Purchaser and, if the Project Environmental Condition affects the Transmission Assets, the Purchaser, and each making such determination shall timely agree upon and jointly engage such consultant with the costs thereof being borne equally by those making the engagement;

     (ii) If the Estimated Cost does not exceed $2,000,000, then Seller shall bear the costs of and responsibility for completing such Remediation and shall promptly commence, diligently pursue and complete such Remediation as soon as reasonably practicable, subject to (y) the requirements of the Remediation Plan or any applicable Governmental Authority described in paragraph (b) below or (z) paragraph (d) below; and

     (iii) If the Estimated Cost exceeds $2,000,000, then either (x) within thirty (30) days after receipt of the Estimated Cost, either Seller or Facility Purchaser under the corresponding provision of the Facility Purchase Agreement may, by written notice to the other and the Purchaser, terminate the Facility Purchase Agreement (with the resulting termination of this Agreement under Section 10.1(e) hereof) or (y) if neither Party terminates within such period, then Seller shall bear the costs of and responsibility for completing the Remediation and shall (subject to and in accordance with any Remediation plan or any requirement of relevant Governmental Authorities described in paragraph (b) below) promptly commence, diligently pursue and complete such Remediation as soon as reasonably practicable, subject to paragraph (d) below.

     (b) With respect to any such Remediation, Seller shall comply with the requirements of the relevant Governmental Authorities to address any such Project Environmental Condition so identified with the purpose of obtaining a “no further action” determination or a similar finding by such Governmental Authorities. Seller shall identify itself as the sole party responsible for compliance with the terms and conditions of the Remediation. For the purposes of subparagraphs (a)(ii) and (iii) above and paragraph (d) below, completion of the Remediation shall not have occurred until Seller has received such determination or finding.

     (c) Seller will provide Facility Purchaser and, if the Transmission Assets are affected by the applicable Project Environmental Condition, Purchaser, with a copy of the draft Remediation Plan concerning any remediation to be conducted pursuant to this Section 6.12. Seller will obtain Facility Purchaser’s approval and, if the Transmission Assets are affected by the applicable Project Environmental Condition, Purchaser’s Approval, of the Remediation Plan, not to be unreasonably withheld or delayed, prior to beginning remediation activities: (i) if the plan will result in a material modification of the operation of the Facility Assets or the Transmission Assets or a material modification of the Facility Assets or the Transmission Assets; (ii) if new and different monitoring of the Facility Assets or the Transmission Assets is required by the Governmental Authorities; or (iii) if issuance of an Environmental Permit not reflected on the Schedules to the Facility Purchase Agreement or this Agreement is required. Otherwise Seller shall provide Facility Purchaser and, if the Transmission Assets are affected by the applicable Project Environmental Condition, Purchaser, with an opportunity to review and comment on the Remediation Plan.

     (d) In the event Seller is responsible for Remediation in accordance with any of the foregoing, then before commencing such Remediation the following shall be determined: (i) if such Remediation could reasonably be expected to be fully completed on or before the earlier of the Expiration Date or twelve (12) months after the receipt of the Estimated Cost (for the purposes of this Section 6.12, the earlier of such dates being the “Limit Date”), then such Remediation shall be completed on or before the Limit Date and the Closing shall be delayed for such reasonable time as is necessary to accomplish the same, but in no event later than the Limit Date, or (ii) if such Remediation could not reasonably be expected to be fully completed on or before the Limit Date, then at Facility Purchaser’s election (A) Purchaser, Facility Purchaser and Seller shall agree to extend the Limit Date to the extent necessary to complete such Remediation (for the purposes of this Section 6.12, the “Extended Limit Date”), including to the extent necessary by extension of the Expiration Date and the “Limit Date” and “Expiration Date” under the Facility Purchase Agreement (and with respect to Facility Purchaser and Seller, in the event that the Expiration Date is extended, the extension of the expiration date under the Tolling Agreement (as defined in the Facility Purchase and Sale Agreement)), in which case the agreed upon extensions shall become effective and such repairs shall be completed on or before the Extended Limit Date and the Closing shall be delayed for such reasonable time as is necessary to accomplish the same, but in no event later than the Extended Limit Date, or (B) subject to the approval of Purchaser if the Transmission Assets are affected by the applicable Project Environmental Condition, Purchaser and Facility Purchaser shall, to the extent the Transmission Assets or Facility Assets, respectively, are affected, severally accept responsibility for such Remediation, the Purchase Price and the “Purchase Price” under the Facility Purchase Agreement, respectively, shall be proportionately reduced by the Estimated Cost of such Remediation to the respective affected assets, Purchaser and Facility Purchaser shall waive conditions precedent regarding the completion of such Remediation by Seller (and paragraphs (b) and (c) above) and, if Facility Purchaser so requests, Seller shall allow Purchaser and Facility Purchaser to begin such Remediation prior to Closing subject to appropriate indemnification. In the event that clause (B) above applies and the actual cost of such Remediation is less than or is more than the Estimated Cost, Seller and Purchaser agree that neither party shall have the right to make a claim against the other party for such differential, it being understood that a claim for such differential shall not constitute a Purchaser Claim or a Seller Claim hereunder.

     (e) In the event that the conditions to Closing contained in Section 8.3(a) and (b) have been fulfilled or waived, Purchaser shall receive a day for day extension for the dates on which there would otherwise be an increase in the Initial Purchase Price equal to the number of days from the date of the notice of the Project Environmental Condition by Purchaser until the date the Remediation is complete.

ARTICLE 7

INDEMNIFICATION

     Section 7.1 Indemnification by Seller.

          (a) Purchaser Claims. Seller will indemnify, defend and hold harmless Purchaser, its Affiliates and each of their officers, directors, employees, attorneys, agents and successors and assigns (collectively, the “Purchaser Group”), from and against any and all demands, suits, penalties, obligations, damages, claims, losses, liabilities, payments, costs and expenses (“Losses”), including reasonable legal, accounting and other expenses in connection therewith and costs and expenses incurred in connection with investigations and settlement proceedings, which arise out of, are in connection with or relate to, the following (collectively, “Purchaser Claims”), in each case, even if such Losses are caused by the sole, joint or concurrent negligence, strict liability or other fault of any person included in the Purchaser Group or any other Person:

          (i) any breach or violation of any covenant, obligation or agreement of Seller set forth in this Agreement or the Ancillary Agreements;

          (ii) any breach or inaccuracy of the representations or warranties made by Seller in this Agreement or the Ancillary Agreements, whether such representation or warranty is made as of the Effective Date or the Closing Date or in any certificate to be delivered by Seller pursuant hereto; provided that for purposes of determining the amount of Losses sustained or incurred thereby, for purposes of this Section 7.1(a) only, such representations and warranties shall be interpreted without giving effect to the words “material”, “materially”, “Material Adverse Effect”, or words of similar effect;

          (iii) any Third Party Claim relating to, in connection with or arising out of the ownership, operation or use of any of the Transmission Assets, to the extent relating to any period of time on or prior to the Closing Date; or

          (iv) any other matter relating to the Transmission Assets, to the extent relating to any period of time on or prior to the Closing Date.

          (b) Seller Limitations. Subject to paragraph (iv) below:

          (i) The Purchaser Group shall not be entitled to any punitive, incidental, indirect, special or consequential damages included in any Purchaser Claim or otherwise resulting from, in connection with or arising out of this Agreement or the Ancillary Agreements, including such damages for lost revenues, income or profits, diminution in value of the Transmission Assets or for any other damage or loss resulting from the disruption to or loss of operation of the Transmission Assets and including any damage or loss resulting from or attributable to failure of the Facility Purchaser to consummate the transactions contemplated by the Facility Purchase Agreement; provided that this limitation shall not apply to any Purchaser Claim for indemnification from any punitive, incidental, indirect, special or consequential damages awarded against Purchaser as a result of a Third Party Claim.

          (ii) The Purchaser Group shall not be entitled to any damages in connection with the termination of this Agreement by Purchaser pursuant to Section 10.1(c), unless at the time of the termination (y) Seller could not or would not deliver to Purchaser title to the Transmission Assets meeting the requirements set forth in Sections 4.7 and 4.8 or (z) the condition or the functionality of the Transmission Assets does not meet the requirements set forth in Sections 4.9 and 4.11 or is materially and adversely different from the condition or functionality of the Transmission Assets which exists as of the Effective Date.

     (iii) The aggregate damages to which the Purchaser Group shall be entitled under Section 7.1(a) shall be limited to (A) $1,817,324.00, with respect to Purchaser Claims asserted before the Closing, (B) $726,929.60, with respect to Purchaser Claims asserted after the Closing through the day before the date that is six months after the Closing Date, (C) $363,464.80, with respect to Purchaser Claims asserted on or after the date that is six months after the Closing Date through the date that is one year after the Closing Date and (D) $0 with respect to Purchaser Claims asserted thereafter.

     (iv) Notwithstanding the foregoing, the limitations in paragraph (iii) shall not apply to Purchaser Claims resulting from, in connection with or arising out of any fraudulent act or intentional breach by Seller, which Purchaser Claims shall be instead limited to (A) $6,687,752.00, with respect to such Purchaser Claims asserted prior to October 15, 2005 if the Closing has not occurred by the time such Purchaser Claims are asserted, (B) $6,905,831.00, with respect to such Purchaser Claims asserted from October 15, 2005 through October 14, 2006 if the Closing has not occurred by the time such Purchaser Claims are asserted, and (C) $7,269,296.00, with respect to such Purchaser Claims asserted from October 15, 2006 through the Expiration Date if the Closing has not occurred by the time such Purchaser Claims are asserted.

     Section 7.2 Indemnification by Purchaser.

          (a) Seller Claims. From and after the Closing Date, Purchaser shall indemnify, defend and hold harmless the Seller Group from and against any and all Losses which arise out of or relate to the following (collectively, “Seller Claims”), in each case, even if such Losses are caused by the sole, joint or concurrent negligence, strict liability or other fault of any person included in the Seller Group or any other Person:

     (i) any breach or violation of any covenant, obligation or agreement of Purchaser set forth in this Agreement or the Ancillary Agreements;

     (ii) any breach or inaccuracy of any of the representations or warranties made by Purchaser in this Agreement or the Ancillary Agreements, whether such representation or warranty is made as of the Effective Date or the Closing Date or in any certificate to be delivered by Purchaser pursuant hereto; provided, that for purposes of determining the amount of Losses sustained or incurred thereby, for purposes of this Section 7.2(a), such representations and warranties shall be interpreted without giving effect to the words “material”, “materially”, “Material Adverse Effect”, or words of similar effect;

     (iii) any Third Party Claim relating to or arising out of the ownership, operation or use of any of the Transmission Assets, to the extent relating to any period of time after the Closing Date;

     (iv) any personal injury or physical property damage to the Purchased Assets, the Transmission Assets or other property arising out of the acts or omissions of any officer, director, employee, agent or representative of Purchaser or of any consultant selected by Purchaser in the performance of the activities described in Section 6.10(c); or

     (v) any other matter relating to the business of Purchaser or the Transmission Assets, to the extent arising during and relating solely to any period of time after the Closing Date.

          (b) Purchaser Limitations.

     (i) The Seller Group shall not be entitled to any punitive, incidental, indirect, special or consequential damages included in any Seller Claim or otherwise resulting from, in connection with or arising out of this Agreement or the Ancillary Agreements, including such damages for lost revenues, income or profits, diminution in value of the Project or for any other damage or loss resulting from the disruption to or loss of operation of the Project and including any damage or loss resulting from or attributable to failure of the Facility Purchaser to consummate the transactions contemplated by the Facility Purchase Agreement;; provided that this limitation shall not apply to any Seller Claim for indemnification from any punitive, incidental, indirect, special or consequential damages awarded against Seller as a result of a Third Party Claim.

     (ii) The aggregate damages to which the Seller Group shall be entitled under Section 7.2(a) shall be limited to (A) $1,817,324.00, with respect to Seller Claims asserted before the Closing, (B) $726,929.60, with respect to Seller Claims asserted after the Closing through the day before the date that is six months after the Closing Date, (C) $363,464.80, with respect to Seller Claims asserted on or after the date that is six months after the Closing Date through the date that is one year after the Closing Date and (D) $0 with respect to Seller Claims asserted thereafter.

     (iii) Notwithstanding the foregoing, the limitations in paragraph (ii) above shall not apply with respect to Seller Claims resulting from, in connection with or arising out of any fraudulent act or intentional breach by Purchaser, which Seller Claims shall be instead limited to (A) $6,687,752.00, with respect to such Seller Claims asserted prior to October 15, 2005 if the Closing has not occurred by the time such Seller Claims are asserted, (B) $6,905,831.00, with respect to such Seller Claims asserted from October 15, 2005 through October 14, 2006 if the Closing has not occurred by the time such Seller Claims are asserted, and (C) $7,269,296.00, with respect to such Seller Claims asserted from October 15, 2006 through the Expiration Date if the Closing has not occurred by the time such Seller Claims are asserted.

     Section 7.3 Notice of Claim. Subject to the terms of this Agreement and upon receipt of notice of the assertion of a claim or of the commencement of any suit, action or proceeding that is a Third Party Claim against any member of the Purchaser Group or the Seller Group entitled to indemnification under Section 7.1, or Section 7.2, respectively, such Person entitled to indemnification hereunder (the “Indemnitee”) will promptly notify the Party against whom indemnification is sought (the “Indemnitor”) in writing of any damage, claim, loss, liability or expense which the Indemnitee has determined has given or could give rise to a claim under Section 7.1 or Section 7.2. Such written notice is herein referred to as a “Notice of Claim.” A Notice of Claim will specify, in reasonable detail, the facts known to the Indemnitee regarding the claim. Subject to the terms of this Agreement, the failure to provide (or timely provide) a Notice of Claim will not affect the Indemnitee’s rights to indemnification; provided, however, the Indemnitor is not obligated to indemnify the Indemnitee for the increased amount of any claim which would otherwise have been payable to the extent that the increase resulted from the failure to deliver timely a Notice of Claim.

     Section 7.4 Defense of Third Party Claims. The Indemnitor shall defend, in good faith and at its expense, any claim or demand set forth in a Notice of Claim relating to a Third Party Claim and the Indemnitee, at its expense, may participate in the defense. The Indemnitee may not settle or compromise any Third Party Claim so long as the Indemnitor is defending it in good faith. If the Indemnitor elects not to contest a Third Party Claim, the Indemnitee may undertake its defense, and the Indemnitor will be bound by the result obtained by the Indemnitee. The Indemnitor may at any time request the Indemnitee to agree to the abandonment of the contest of the Third Party Claim or to the payment or compromise by the Indemnitor of the asserted claim or demand. If the Indemnitee does not object in writing within fifteen (15) days of the Indemnitor’s request, the Indemnitor may proceed with the action stated in the request. If, within that fifteen (15) day period, the Indemnitee notifies the Indemnitor in writing that it has determined that the contest should be continued, the Indemnitor shall be liable under this Article 7 only for an amount up to the amount which the Indemnitor had proposed be accepted in payment or compromise. This Section 7.4 is subject to the rights of any insurance carrier of Indemnitee that is defending the Third Party Claim.

     Section 7.5 Cooperation. The Party defending the Third Party Claim shall (a) consult with the other Party throughout the pendency of the Third Party Claim regarding the investigation, defense, settlement, trial, appeal or other resolution of the Third Party Claim and (b) afford the other Party the opportunity to be associated in the defense of the Third Party Claim. The Parties shall cooperate in the defense of the Third Party Claim. The Indemnitee shall make available to the Indemnitor or its representatives all records and other materials reasonably required by them for use in contesting any Third Party Claim (subject to obtaining an agreement to maintain the confidentiality of confidential or proprietary materials in a form reasonably acceptable to Indemnitor and Indemnitee). If requested by the Indemnitor, the Indemnitee shall cooperate with the Indemnitor and its counsel in contesting any Third Party Claim that the Indemnitor elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim or demand, or any cross complaint against any Person. The Indemnitor shall reimburse the Indemnitee for any expenses incurred by Indemnitee in cooperating with or acting at the request of the Indemnitor.

     Section 7.6 Minimum Claim. No Party shall have any liability or obligation to indemnify under Section 7.1(a)(ii) or Section 7.2(a)(ii), unless and until the aggregate amount for which such Party would be liable thereunder, but for this provision, exceeds One Hundred Thousand Dollars ($100,000), in which event recovery by the Indemnified Parties shall include the full aggregate amount of such liability, including such amounts as do not exceed such threshold amount. Nothing in this Section 7.6 is intended to modify or limit a Party’s liability or obligation hereunder for other indemnifiable Claims.

     Section 7.7 Purchase Price Adjustment. Any and all payments required to be made under this Article 7 shall be treated by all Parties as an adjustment to the Purchase Price.

     Section 7.8 Specific Performance. Seller acknowledges that the Purchaser Transactions are unique and that Purchaser will be irreparably injured should such Transactions not be consummated in a timely fashion. Consequently, Purchaser will not have an adequate remedy at law if Seller shall fail to sell the Transmission Assets when required to do so hereunder. In such event, Purchaser shall have the right, in addition to any other remedy available in equity or law, to specific performance of such obligation by Seller, subject to Purchaser’s performance of its obligations hereunder. Purchaser acknowledges that the Purchaser Transactions are unique and that Seller will be irreparably injured should such Transactions not be consummated in a timely fashion. Consequently, Seller will not have an adequate remedy at law if Purchaser shall fail to purchase the Transmission Assets when required to do so hereunder. In such event, Seller shall have the right, in addition to any other remedy available in equity or law, to specific performance of such obligation by Purchaser, subject to Seller’s performance of its obligations hereunder.

     Section 7.9 Exclusivity. Except as provided in Section 7.8, and except in the case of any fraudulent act or intentional breach, the rights and remedies of Seller and members of the Seller Group, on the one hand, and Purchaser and members of the Purchaser Group, on the other hand, for money damages under this Article are, solely as between Seller and the Seller Group on the one hand, and Purchaser and the Purchaser Group on the other hand, exclusive and in lieu of any and all other rights and remedies for money damages which each of Seller and members of the Seller Group on the one hand, and Purchaser and members of the Purchaser Group on the other hand, may have under this Agreement or the Ancillary Agreements or under applicable Law with respect to any indemnifiable Claim, whether at common law or in equity.

ARTICLE 8

PURCHASER’S CONDITIONS TO CLOSING

     The obligation of Purchaser to consummate the Transactions hereunder shall be subject to fulfillment at or prior to the Closing of the following conditions, except to the extent Purchaser waives such fulfillment in writing:

     Section 8.1 Compliance with Provisions. Seller shall have performed or complied in all material respects with all covenants, obligations and agreements contained in this Agreement and the Ancillary Agreements on its part required to be performed or complied with at or prior to the Closing.

     Section 8.2 No Restraint. There shall be no:

          (a) Preliminary or permanent Order which prevents the consummation of the Transactions as herein provided; or

          (b) Action taken, or Law enacted, promulgated or deemed applicable to the Transactions, by any Governmental Authority which prohibits the consummation of the Transactions as herein provided.

     Section 8.3 Required Regulatory Approvals and Consents.

          (a) All of Purchaser’s Required Regulatory Approvals and all of Purchaser’s Required Consents shall have been obtained and shall not have been granted subject to or containing any terms or conditions not satisfactory to Purchaser, in its sole discretion, and shall be final and not subject to appeal or otherwise subject to challenge or modification (except with respect to the same provided by Mississippi regulatory authorities, which shall be as final as allowed prior to Closing, and not subject to any appeal, challenge or modification which Purchaser determines may cause the same to be or become unavailable or unsatisfactory following Closing).

          (b) All of Seller’s Required Regulatory Approvals and Seller’s Required Consents shall have been made or obtained and shall be in such forms as could not reasonably be expected to (i) materially impair the authority, right or ability of Purchaser to consummate the Transactions, (ii) have a material adverse effect on the business, assets, properties, financial condition, results of operations or prospects of the Business of Purchaser, (iii) require any material modification to this Agreement, any Ancillary Agreement, the Transactions, or (iv) impose any restrictions upon Purchaser’s ownership or operation of the Transmission Assets or Purchaser’s ownership of its assets or operation of its business.

     Section 8.4 Representations and Warranties. The representations and warranties of Seller set forth in this Agreement that are qualified with respect to materiality shall be true and correct in all respects, and the representations and warranties of Seller set forth in this Agreement that are not so qualified shall be true and correct in all material respects, on and as of the Effective Date and the Closing Date.

     Section 8.5 Officer’s Certificate. Purchaser shall have received a certificate from Seller, executed on its behalf by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Section 8.1, Section 8.3 (to the extent relating to Seller’s Required Regulatory Approvals) and Section 8.4 have been satisfied.

     Section 8.6 Title Insurance. Title to the Transmission Real Property shall have been evidenced by the willingness of a title insurance company reasonably acceptable to Purchaser (the “Title Insurer”) to issue at regular rates an owner’s policy of title insurance in the amount of the Purchase Price and such endorsements as reasonably may be required by Purchaser, in the name of Purchaser on the policy form issued in the State of Mississippi, which form will not differ in any material respect from the Preliminary Title Commitment (other than endorsements deemed appropriate by Purchaser) and that will include only the exceptions to coverage listed in the Preliminary Title Commitment, excluding those exceptions listed in Schedule 8.6 (the “Title Policy”). The willingness of the Title Insurer to issue the Title Policies shall be evidenced either by the issuance thereof at the Closing or by the Title Insurer’s delivery of written commitments or binders, dated as of the Closing Date (but insuring title as of the date title conveyance documents are recorded), to issue such Title Policies within a reasonable time after the Closing Date, subject to actual transfer of the real property in question.

     Section 8.7 Material Adverse Effect. Since the Effective Date, no Material Adverse Effect shall have occurred.

     Section 8.8 Legal Opinion. Purchaser shall have received an opinion or opinions from Greenberg Traurig, LLP, dated the Closing Date covering matters relating to validity and enforceability of this Agreement, entity existence and qualification to do business, authority, no violation or conflicts with organizational documents, contracts or applicable laws and no required consents or approvals, subject to the conditions and limitations therein and to other customary conditions and limitations.

     Section 8.9 No Termination. Neither Party shall have exercised any termination right such Party is entitled to exercise pursuant to Section 10.1.

     Section 8.10 No Unremediated Environmental Conditions. Purchaser shall be satisfied, in its reasonable discretion based upon investigation conducted pursuant to Section 6.10(b) and otherwise, that there is no Environmental Condition at the Transmission Real Property requiring any Remediation, or if there is, Seller shall have completed the Remediation in accordance with Section 6.12.

     Section 8.11 No Condemnation. None of the Transmission Assets in whole or in part, shall have become subject to or threatened with any condemnation or eminent domain proceeding.

     Section 8.12 No Unrepaired Casualty. If all or any portion of the Transmission Assets shall have been damaged or destroyed (whether by fire, theft, vandalism or other casualty) in whole or in part, Seller shall have completed the full repair or restoration of the Damaged Portion in accordance with Section 6.8.

     Section 8.13 Evidence of Cure. Purchaser shall have received evidence reasonably satisfactory to it that any uncured violations set forth in Schedule 4.4 shall have been cured.

     Section 8.14 Receipt of Other Documents. Purchaser shall have received the following:

          (a) Certificates of Good Standing with respect to Seller as of a recent date issued by the Secretary of State of Delaware and Mississippi;

          (b) Copies of the certificate of formation and the limited liability company agreement of Seller certified by the Secretary of State of Delaware, together with a certificate of the Secretary or an Assistant Secretary (or similarly situated individual) of Seller that none of such documents have been amended;

          (c) Copies, certified by the Secretary or an Assistant Secretary (or similarly situated individual) of Seller of resolutions of its board of directors or similar governing body authorizing the execution and delivery by Seller of this Agreement and of the Ancillary

Agreements to which it is a party and authorizing the performance of its obligations hereunder and thereunder, as applicable, and authorizing or ratifying the execution and delivery of, and performance of its obligations under, all of the other agreements and instruments, in each case, to be executed and delivered by Seller in connection herewith;

          (d) A certificate of the Secretary or an Assistant Secretary (or similarly situated individual) of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and the other agreements and instruments contemplated hereby; and

          (e) A receipt for the Initial Purchase Price as adjusted by the Closing Adjustment.

     Section 8.15 Inspection. Without waiving any of Purchaser’s rights under Section 11.14, Purchaser shall have completed a pre-closing inspection of the Transmission Assets not more than thirty (30) days prior to the Closing and confirmed and verified, to its reasonable satisfaction, (a) the accuracy of Seller’s representations and warranties set forth in Article 4, and Seller’s performance of and compliance with its covenants set forth in this Agreement or any Ancillary Agreement, (b) that no Material Adverse Effect shall have occurred since the Effective Date and (c) that there shall not have been any material adverse change in the physical condition or operations of the Transmission Assets (including the Transmission Real Property) since March 10, 2005, except ordinary wear and tear or matters the subject of Section 6.7 and Section 8.13.

     Section 8.16 Facility Purchase. All conditions in Article 8 of the Facility Purchase Agreement to the consummation of the “Closing” under, and as such term is defined in, the Facility Purchase Agreement shall have been fulfilled or waived in a manner acceptable to Purchaser, and Seller and Facility Purchaser shall be ready to and shall effect such Closing contemporaneously with the Closing under this Agreement.

ARTICLE 9

SELLER’S CONDITIONS TO CLOSING

     The obligation of Seller to consummate the Transactions hereunder shall be subject to fulfillment at or prior to the Closing of the following conditions, except to the extent Seller waives such fulfillment in writing:

     Section 9.1 Compliance with Provisions. Each of Purchaser and Purchaser Parent shall have performed or complied in all material respects with all of their respective covenants, obligations and agreements contained in this Agreement and the Ancillary Agreements, as the case may be, on its part required to be performed or complied with at or prior to the Closing.

     Section 9.2 No Restraint. There shall be no:

          (a) Preliminary or permanent Order which prevents the consummation of the Transactions as herein provided; or

          (b) Action taken, or Law enacted, promulgated or deemed applicable to the Transactions, by any Governmental Authority which prohibits the consummation of the Transactions as herein provided.

     Section 9.3 Required Regulatory Approvals and Consents.

          (a) All of Seller’s Required Regulatory Approvals and all of Seller’s Required Consents shall have been obtained, and shall be final and not subject to appeal or otherwise subject to challenge or modification.

          (b) All of Purchaser’s Required Regulatory Approvals and Purchaser’s Required Consents shall have been made or obtained and shall be in such forms as could not reasonably be expected to (i) materially impair Seller’s authority, right or ability to consummate the Transactions or (ii) have a material adverse effect on the business, assets, properties, financial condition, results of operations or prospects of Seller.

     Section 9.4 Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement that are qualified with respect to materiality shall be true and correct in all respects, and the representations and warranties of Purchaser set forth in this Agreement that are not so qualified shall be true and correct in all material respects, on and as of the Effective Date and the Closing Date.

     Section 9.5 Officer’s Certificate. Seller shall have received a certificate from Purchaser, executed on its behalf by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Section 9.1, Section 9.3 (to the extent relating to Purchaser’s Required Regulatory Approvals) and Section 9.4 have been satisfied.

     Section 9.6 Legal Opinion. Seller shall have received an opinion or opinions from Chadbourne & Parke LLP, special counsel for Purchaser, dated the Closing Date (which opinion may rely, as to matters of Louisiana law, on the opinion of Phelps Dunbar, LLP, special Louisiana counsel of the Purchaser), covering matters relating to the validity and enforceability of this Agreement and the Purchaser Parent Guaranty including, as to the Purchaser and Purchaser Parent: existence and qualification to do business, authority, no violation or conflicts with organizational documents, contracts or applicable laws and no required consents or approvals, subject to the conditions and limitations therein and to other customary conditions and limitations.

     Section 9.7 No Termination. Neither Party shall have exercised any termination right such Party is entitled to exercise pursuant to Section 10.1.

     Section 9.8 Receipt of Other Documents. Seller shall have received the following with respect to each of Purchaser and Purchaser Parent:

          (a) A Certificate of Good Standing, as of a recent date, issued by the Secretary of State of Louisiana;

          (b) Certified copies of its organizational documents, together with a certificate of its Secretary or an Assistant Secretary (or similarly situated individual) that none of such documents have been amended;

          (c) Copies, certified by its Secretary or an Assistant Secretary (or similarly situated individual), of resolutions of its board of directors or similar governing body authorizing the execution and delivery of this Agreement (in the case of Purchaser), and each of the Ancillary Agreements to which it is a party and the performance of its obligations hereunder and thereunder, and authorizing the execution and delivery of, and performance of its obligations under, all of the other agreements and instruments, in each case, to be executed and delivered by it in connection herewith; and

          (d) A certificate of the Secretary or an Assistant Secretary (or similarly situated individual), identifying the name and title and bearing the signatures of the managers or officers authorized to execute and deliver this Agreement (in the case of Purchaser), and each Ancillary Agreement to which it is a party and the other agreements and instruments contemplated hereby.

     Section 9.9 Facility Purchase. All conditions in Article 9 of the Facility Purchase Agreement to the consummation of the “Closing” under, and as such term is defined in, the Facility Purchase Agreement shall have been fulfilled or waived in a manner acceptable to Purchaser, and Seller and Facility Purchaser shall be ready to and shall effect such Closing contemporaneously with the Closing under this Agreement.

ARTICLE 10

TERMINATION

     Section 10.1 Rights to Terminate. To the extent set forth in Section 10.2, this Agreement may be terminated (the date of such termination being the “Termination Date”):

          (a) At any time prior to the Closing, by mutual written consent of Seller and Purchaser;

          (b) By one Party upon written notice to the other Party on or after the Expiration Date;

          (c) By one Party upon written notice to the other Party if there has been a material default or breach of any representation, warranty, covenant or other provision under this Agreement by such other Party that is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by such other Party of written notice from the terminating Party specifying with particularity such breach or default, provided, that the failure of the Party having a right to terminate the Agreement pursuant to this Section 10.1(c) to in fact terminate the Agreement based on any such default or breach shall not waive or be deemed a waiver by such Party of any other rights which such Party may have under the Agreement;

          (d) By one Party upon written notice to the other Party: (i) at any time prior to the Closing, if any federal or state court of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final without the possibility of appeal; or (ii) at any time prior to the Closing, if any Law shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the Transactions;

          (e) Immediately upon any termination of the Facility Purchase Agreement, notice of which termination shall be promptly provided by Seller to Purchaser; and

          (f) By one Party upon written notice to the other Party, if such other Party is or becomes Bankrupt or there are proceedings pending or being contemplated by it or threatened against it which could reasonably be expected to result in it being or becoming Bankrupt.

     Section 10.2 Effect of Termination. If there has been a termination pursuant to Section 10.1 then this Agreement shall be deemed terminated, and all further obligations of the Parties hereunder shall terminate, except that (a) obligations incurred prior to the termination, including obligations related to the breach of this Agreement prior to the termination, shall survive and (b) obligations under Section 6.2 and under Article 7 and Article 11 shall survive. In the event of such termination of this Agreement, there shall be no liability for damages on the part of a Party to another under and by reason of this Agreement except as set forth in Article 7, and except for intentionally fraudulent acts by a Party, the remedies for which shall not be limited by the provisions of this Agreement. The foregoing provisions shall not, however, limit or restrict the availability of specific performance or other injunctive or equitable relief to the extent that specific performance or such other relief would otherwise be available to a Party hereunder.

ARTICLE 11

GENERAL PROVISIONS

     Section 11.1 Entire Document; Amendments. This Agreement (including the Exhibits and Schedules to this Agreement), the Ancillary Agreements to which they are a party, and the Confidentiality Agreement contain the entire agreement between the Parties with respect to the Purchaser Transactions, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings (except for, the Confidentiality Agreement and any such Ancillary Agreements executed prior to the date hereof) prior to the execution date of this Agreement, written or oral. No modification or amendment of any provision of this Agreement shall be effective unless made in writing and duly signed by the Parties referring specifically to this Agreement.

     Section 11.2 Schedules. Seller may from time to time notify Purchaser of any changes or additions to any of Seller’s Schedules to this Agreement and Purchaser may from time to time notify Seller of any changes or additions to any of Purchaser’s Schedules to this Agreement by the delivery of amendments or supplements thereto. No such notification, change, addition, amendment or supplement shall become effective or cure any breach of any representation or warranty, covenant or other provision of this Agreement unless and until the same has been approved by the other Party in its sole discretion, except with respect to Schedules 4.14 and 4.15, where the other Party’s approval shall not be unreasonably withheld provided that the same reflects an updated condition occurring as a result of the ordinary course of business in compliance with the terms of this Agreement that could not reasonably be expected to have a material adverse effect upon such Party or with respect to Seller’s Schedules a Material Adverse Effect.

     Section 11.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument.

     Section 11.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under applicable Law, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under applicable Law, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement. To the extent permitted by Law, the Parties waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

     Section 11.5 Assignment. The rights under this Agreement shall not be assignable or transferable nor the duties delegable by either Party without the prior written consent of the other Party, which consent may be granted or withheld in such other Party’s sole discretion. Any assignment effected in accordance with this Section 11.5 will not relieve the assigning Party of its obligations and liabilities under this Agreement and the Ancillary Agreements to which it is a party. Any purported assignment or delegation not effected in accordance with this Section 11.5 shall be deemed void.

     Section 11.6 Captions. The captions of the various Articles, Sections, Exhibits and Schedules of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement.

     Section 11.7 Governing Law. The validity, interpretation and effect of this Agreement are governed by and will be construed in accordance with the laws of the State of New York without regard to conflicts of law doctrines (other than Section 5-1401 of the New York General Obligations Law), except to the extent that (i) certain matters are preempted by federal law or are governed by the law of the respective jurisdiction of incorporation or formation, as applicable of the Parties or (ii) certain matters with respect to real property are governed by the law of the State of Mississippi.

     Section 11.8 Dispute Resolution.

          (a) Generally: The dispute resolution procedures set forth in this Section 11.8 shall govern the resolution of any dispute, claim or controversy arising out of, under or relating to this Agreement and the Purchaser Transaction and any right or obligation thereunder, or the breach or termination thereof (“Dispute”), unless otherwise provided in this Agreement or mutually agreed to by the Parties. Resolution of any Dispute hereunder shall be by senior executives of the Parties or, upon failure to timely reach a solution in such manner, litigation, all as provided in this Section 11.8.

          (b) Negotiation by Representatives: In the event of a Dispute, the Party seeking resolution shall begin this process by first providing written notice of the Dispute to the other Party which notice shall contain a brief description of the Dispute. Not later than seven (7) days after the date of delivery of the initial notice of Dispute, each Party shall select and appoint a representative to attempt to resolve the Dispute. Not later than fourteen (14) days after delivery of the initial written notice of said Dispute, each Party shall provide to the other a written explanation of the material particulars of its position as to the Dispute. Not later than twenty one (21) days after delivery of the written notice of a Dispute, as provided above, the representatives selected by the Parties shall meet to attempt in good faith to settle the Dispute (“First Meeting Deadline”) and to produce a written agreement setting forth the terms of settlement. The written settlement agreement, if any, when signed by each Party, shall govern the Parties’ resolution of the Dispute and serve as conclusive evidence of the resolution of such Dispute. If and only if, the Parties’ representatives fail to produce and the Party’s fail to sign a written settlement agreement, then (A) not later than fourteen (14) days after the date of such representatives’ first meeting, or (B) within twenty one (21) days after the First Meeting Deadline (in the event the representatives fail to meet by the First Meeting Deadline), or (C) within such longer period as may be mutually agreed to by the Parties in writing, then either Party may commence litigation in accordance with Section 11.8(c).

          (c) Initiation of Litigation: After, but only after, the period for resolution of a Dispute set forth above has terminated without a resolution of a Dispute, or earlier if both Parties agree, the Dispute may be submitted for litigation. In the event that litigation is commenced, the substance of any and all communications between the Parties or their representatives pursuant to Sections 11.8(a) and (b) above shall be treated as settlement discussions and shall not be admissible as evidence in the litigation of the Dispute (except to establish, if necessary, the Parties compliance or non-compliance with the provisions of the Dispute Resolution process set forth in this Section 11.8).

          (d) Waiver of Jury Trial: EACH OF THE PARTIES EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

     Section 11.9 Notices. All notices, requests, statements or payments shall be made as specified below. Notices shall, unless otherwise specified herein, be in writing and may be delivered by hand delivery, United States mail, overnight courier service, electronic mail or other electronic transmission, or facsimile. Notice by facsimile, electronic mail or other electronic transmission or hand delivery shall be effective at the close of business on the day actually received, if received during business hours on a Business Day, and otherwise shall be effective at the close of business on the next Business Day. Notice by overnight courier shall be effective on the next Business Day after it was sent and notice by mail shall be effective on five (5) days following deposit in the United States mail, postage prepaid. A Party may change its addresses by providing notice of same in accordance herewith.

If to Seller to:

Central Mississippi Generating Company, LLC
c/o R.W. Beck Plant Management Ltd.
The Corporate Center, East Wing
550 Cochituate Road
Framingham, MA 01701
Attention: David L. Patton
Fax: (508) 935-1888

with a copy to:

Greenberg Traurig, LLP
200 Park Avenue
New York, NY 10166
Attention: Nathan Limpert
Fax: (212) 801-6400

and

If to Purchaser to:

Attala Transmission LLC
2030 Donahue Ferry Road
Pineville, LA 71361-5000
Attention: Samuel H. Charlton, III
Fax: (318) 484-7685

with copies to:

Cleco Corporation
2030 Donahue Ferry Road
Pineville, LA 71361-5000
Attention: General Counsel
Fax: (318) 484-7777

or to such other Person at such other address as a Party shall designate by like notice to the other Party.

Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change is effective until it is actually received by the Party sought to be charged with its contents.

     Section 11.10 No Third Party Beneficiaries. Except as may be specifically set forth in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the

Parties, their respective permitted successors and assigns, and any Person benefiting from the indemnities provided herein, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.

     Section 11.11 No Joint Venture. Nothing contained in this Agreement creates or is intended to create an association, trust, partnership or joint venture or impose a trust or partnership duty, obligation or liability on or with regard to any Party.

     Section 11.12 Construction of Agreement. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

     Section 11.13 Waiver of Compliance. To the extent permitted by applicable Law, any failure to comply with any obligation, covenant, agreement or condition set forth herein or in any Ancillary Agreement, or any breach of any representation or warranty set forth herein or in any Ancillary Agreement, may be waived by the Party entitled to the benefit of such obligation, covenant, agreement, condition, representation or warranty only by a written instrument signed by such Party that expressly waives such failure or breach, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith or breach thereof. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, or the waiver of the fulfillment of any such condition, will not affect the right to indemnification or other remedy based on such representation, warranty, covenant or obligation. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     Section 11.14 Survival; Right to Indemnification Not Affected by Knowledge.

          (a) All representations and warranties given or made by either Party in this Agreement or any certificate or other writing furnished in connection herewith, and related indemnity rights, shall survive the Closing for a period of twelve (12) months after the Closing Date, and shall thereafter terminate and be of no further force or effect except that any representation or warranty, and related indemnity rights, as to which a claim (including a contingent claim) shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.

          (b) The covenants and agreements of the Parties contained in Article 7 and Article 11 of this Agreement shall survive the Closing indefinitely, unless otherwise specified herein.

          (c) Except as set forth in Section 5.7, the representations and warranties of the Parties set forth herein, subject to the express exceptions thereto, shall not be affected by any information furnished to, or any investigation, inspection or audit conducted before or after the Effective Date or the Closing Date by, any of the Parties or their respective representatives in connection with the Transactions (including, without limitation, any inspection or investigation referred to in Sections 6.10(b) or (c) and any inspection conducted pursuant to Section 8.15), and each Party shall be entitled to rely upon the representations and warranties of the other Party set forth herein notwithstanding any investigation, inspection or audit conducted before or after the Closing Date or the decision of any Party to complete the Closing. Except as set forth in Section 5.7, the right to indemnification or other remedy based on any of the representations, warranties, covenants or obligations in this Agreement or any of the Ancillary Agreements will not be affected by any investigation or audit conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Effective Date or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

     Section 11.15 Expenses. Each Party shall bear its own costs, fees and expenses (including attorneys’ fees) in connection with the preparation of this Agreement.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

CENTRAL MISSISSIPPI GENERATING COMPANY, LLC a Delaware limited liability company

By:	R.W. Beck Plant Management, Ltd., its Manager

	By:	/s/ David L. Patton

Name: David L. Patton Title: Manager

ATTALA TRANSMISSION LLC a Louisiana limited liability company

By:	/s/ Samuel H. Charlton III

Name: Samuel H. Charlton III
Title: Member-Board of Managers